Exhibit 3.45

LIMITED LIABILITY COMPANY AGREEMENT

OF

WHITNEY RANCH VILLAGE 5 LLC,

a Delaware limited liability company

i

EXHIBITS:

Exhibit “A”	—	Legal Description of Property
Exhibit “B”	—	Approved Project Budget
Exhibit “C”	—	Tax Provisions
Exhibit “D”	—	Funding Requirements
Exhibit “E”	—	Permitted Exceptions
Exhibit “F”	—	List of Assets
Exhibit “G”	—	Representations and Warranties
Exhibit “H”	—	Developer Pre-Formation Project Costs
Exhibit “I”	—	Insurance Requirements
Exhibit “J”	—	Construction Specification Level
Exhibit “K”	—	Intentionally Omitted
Exhibit “L”	—	Assumed Liabilities
Exhibit “M”	—	Form of Reports
Exhibit “N”	—	Responsible Contractor Policy and Guidelines
Exhibit “O”	—	Pending and Historical Litigation

GLOSSARY OF DEFINED TERMS

Section

Act	1.01
Additional Capital	1.02(c)
Additional Capital Preferred Return	2.01(c)(iv)
Affiliate	4.04(b)
Agreement	INTRODUCTION
All Risks	A.3
Appraised Value	7.02
Approved Phase Budget	1.05(c)
Approved Project Budget	1.05(b)
Base Capital	2.02(a)
Base Capital Preferred Return	2.01(c)(ii)
Buy/Sell Event	7.03(a)
Buy/Sell Notice	7.03(b)
Buy/Sell Value	7.03(b)
Call Event	7.01(a)
Capital Account	2.01(a)
Capital Proceeds	3.01(b)
Cash Deficit	6.03
Cash Flow	3.02
Certificate of Formation	1.01
Close-Out Period	8.04(b)(i)
Code	EXHIBIT “C”, 1(a)
Collection Account	3.01(a)
Company	INTRODUCTION
Company Minimum Gain	EXHIBIT “C”, 1(b)
Confidential Information	12.23(a)
Contributing Member	6.03
Costs of Sale	3.01(a)
Deficit Loan	6.03(a)
Deposit	2.01(c)(i)
Developer	INTRODUCTION
Developer Overhead Fees	4.06(a)
Developer Preferred Return	2.01(c)(i)
Economic Shortfall	8.06
Electing Member	7.01(b)
Election Notice	7.01(b)
Environmental Requirements	12.22(b)
Event of Bankruptcy	6.01(c)
Event of Default	6.01
Excess Additional Capital	2.02(c)
Fiscal Year	10.01
Force Majeure	5.02(c)
Funding Date	2.02(c)

GLOSSARY OF DEFINED TERMS

(continued)

Section

Gross Asset Value	EXHIBIT “C”, 1(c)
Hazardous Material	12.22(a)
Hazardous Materials	12.22(b)(i)
IHP	INTRODUCTION
IHP Project Commitment Fee	4.06(b)
Indemnified Party	9.03(a)
Initial Capital	2.02(b)(i)
Laws	4.03(b)
Liabilities	9.02(a)
Liquidating Trustee	8.03
Major Decision	4.01(b)
Major Decisions	4.01(b)
Managing Member	1.01
Maximum Capital Commitment	2.02(a)
Member	1.01
Member Minimum Gain	EXHIBIT “C”, 1(d)
Member Nonrecourse Debt	EXHIBIT “C”, 1(e)
Member Nonrecourse Deductions	EXHIBIT “C”, 1(f)
Member’s Share of Loss	8.06
Members	1.01
Membership Interest	1.01
Model Furniture	4.04(d)
NCC, LP	4.04(b)
Net Losses	EXHIBIT “C”, 1(g)
Net Proceeds	3.01(a)
Net Profits	EXHIBIT “C”, 1(h)
Net Revenues	4.06(a)
Non-Contributing Member	6.03
Non-Electing Member	7.01(b)
Nonrecourse Deductions	EXHIBIT “C”, 1(i)
Offeree Member	7.03(a)
Offeree’s Notice	7.03(b)
Offeror Member	7.03(a)
Off-site Materials	EXHIBIT “D”, 2(j)
On-site Materials	EXHIBIT “D”, 2(k)
Original Budget	1.05(b)
Parties	12.23(a)
Percentage Interest	2.02
Permitted Exceptions	2.02(b)(ii)
Person	4.04(b)
Phase	1.05(c)
Phases	1.05(c)
Preferred Return	2.01(c)(v)
Preferred Return Rate	2.01(c)(i)

v

GLOSSARY OF DEFINED TERMS

(continued)

Section

Prime Rate	2.01(c)(v)
Priority Loan	6.03(b)
Profit Margin	4.06(a)
Project	1.05(a)
Project Cost Account	3.01(b)
Project Costs	1.05(b)
Property	1.05(a)
Purchase Agreement	2.01(c)(vi)
Purchase Price	7.04
Purchase Price Notice	7.04
Regulatory Allocations	EXHIBIT “C”, 1(j)
Replacement Event	5.02
Replacement Events	5.02
Replacement Manager	5.01
Request for Funds	2.02(a)
Revolving Capital Preferred Return	2.01(c)(iii)
Revolving Capital.	1.02(a)
Seller	1.01(c)(vi)
Seller Delivery Date	2.01(c)(vi)
Senior Notes	5.02(e)
System	4.01(c)
Treasury Regulation	EXHIBIT “C”, 1(k)
Unit	1.05(a)
Units	1.05(a)
Unrecovered Capital Account	2.01(b)
Warranty Reserve	3.01(d)
Warranty Reserve Account	3.01(d)
Warranty Work	3.01(d)
Whitney Ranch Village 5 LLC	1.02(a)
WLI	5.02(e)
Working Capital Reserve	3.01(c)

LIMITED LIABILITY COMPANY AGREEMENT

OF

WHITNEY RANCH VILLAGE 5 LLC,

a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of WHITNEY RANCH VILLAGE 5 LLC, a Delaware limited liability company (the “Company”), is made as of October 11, 2004, by and between WILLIAM LYON HOMES, INC., a California corporation (“Developer”), and IHP INVESTMENT FUND III, L.P., a California limited partnership (“IHP”).

ARTICLE I

ORGANIZATION

1.01 Formation; Admission of Members. IHP and Developer (herein individually, a “Member” and collectively, the “Members”) hereby form the Company as a limited liability company under the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Sections 18-101 through 18-1109, as amended (the “Act”), upon the terms and subject to the conditions set forth in this Agreement. Developer shall act as the managing member of the Company (the “Managing Member”) unless and until replaced as hereinafter provided. Prior to the date hereof, a certificate of formation was filed in accordance with the Act (the “Certificate of Formation”). The Managing Member is hereby authorized and directed to file and record any amendments to the Certificate of Formation and such other documents as may be required or appropriate under the Act or the laws of any other jurisdiction in which the Company may conduct business or own property. Developer and IHP are each hereby admitted as a Member of the Company and shall be shown as such on the books and records of the Company. For purposes of this Agreement, a “Membership Interest” means a Member’s entire right, title and interest in and to the Company including the Net Profits, Net Losses and Cash Flow of the Company, the capital thereof and any other interest therein. Except as expressly permitted by this Agreement, no other Person shall be admitted as a Member of the Company, and no additional Membership Interests shall be issued. No Member shall have the authority to bind the other Member in any capacity other than as a Member of the Company and nothing in this Agreement shall create a relationship between the Members other than for the purposes set forth in this Agreement.

1.02 Name and Principal Place of Business.

(a) The Company shall conduct its business under the name “Whitney Ranch Village 5 LLC”. The Members may change the name of the Company and may adopt one or more fictitious names for use by the Company. All business of the Company shall be conducted under such name and title to all Company assets shall be held in such name.

(b) The Company shall maintain an office in the State of California which shall be initially located at the offices of the Managing Member at 4490 Von Karman Avenue, Newport Beach, California 92660. The Company may have such other places of business or offices as are approved by the Members from time to time.

1.03 Term. The term of the Company shall commence on the date hereof and shall continue perpetually, unless sooner terminated pursuant to the provisions of this Agreement.

1.04 Registered Agent and Registered Office. The name of the Company’s registered agent for service of process in Delaware shall be Corporation Service Company and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, #400, Wilmington, Delaware 19808. Such agent and such office may be changed from time to time by the Members. The Company’s agent for service of process in the State of California shall be Richard S. Robinson, whose address is 4490 Von Karman Avenue, Newport Beach, California 92660. Such agent and address may be changed from time to time by the Members.

1.05 Project and Budgets.

(a) Description of Project. The express, limited and only purposes of this Company are to acquire the real property described in Exhibit “A” attached hereto (the “Property”) and to develop and construct ninety-six (96) single-family residential homes thereon (individually, a “Unit” and collectively, the “Units”) and related on-site and off-site improvements and to sell the Units to the general public (collectively, the “Project”). The Company shall not engage in any other business without the prior written consent of the Members, which consent may be withheld in their discretion.

(b) Approved Project Budget. The Members agree that all costs and liabilities to be paid or assumed by the Company in connection with the Project (“Project Costs”) are set forth in the budget attached hereto as Exhibit “B” (the “Original Budget”), which is hereby approved by the Members (the “Approved Project Budget”), and which includes a proforma projection of the performance of the Project based on certain assumptions. No changes or departures from the Approved Project Budget shall be made without the prior consent of IHP, which consent may be withheld in its reasonable discretion.

(c) Approved Phase Budgets. The Members agree that the Project shall be developed in multiple phases (individually, a “Phase” and collectively, the “Phases”). No later than thirty (30) days prior to commencement of construction of each subsequent Phase, the Managing Member shall prepare or cause to be prepared and submitted to IHP for its written approval a proposed budget for such Phase detailing each line item of Project Costs from the Approved Project Budget applicable to that Phase. The Company shall not proceed with any Phase of the Project until the budget for such Phase has been approved by the Members (an “Approved Phase Budget”). The Managing Member shall not incur any Project Costs other than those specified in an Approved Phase Budget. Concurrent with each submission of a proposed Phase budget to IHP, the Managing Member shall also provide (i) revisions to the then current Approved Project Budget for approval, if necessary, (ii) a revised and updated projection of Project cash flows through the anticipated sell-out of the Project, (iii) a projection of sales prices by Unit showing premiums and concessions anticipated in the sell-out of such Phase and, (iv) a detailed description of such other information, plans, maps, contracts, agreements or other matters necessary, as may be requested by IHP, in order to inform IHP of all matters relevant to the development and operation of the Project and to enable IHP to make an informed decision with respect to its approval of such Phase budget.

(d) Errors or Omissions in Budget. Developer represents and warrants to IHP that, to the best of its knowledge, after due and diligent inquiry, there are no errors, omissions or mistakes in the Original Budget. Developer shall be deemed to represent and warrant to IHP that, to the best of its knowledge, after due and diligent inquiry, there are no material errors, omissions or mistakes in any proposed Phase budget submitted to IHP for approval. If IHP later determines that there are material errors, omissions or mistakes in the Original Budget or any Approved Phase Budget that would not have existed had Developer exercised such diligent efforts as would be exercised by experienced persons in the homebuilding industry, then IHP shall have the right to require Developer to pay to the Company all amounts required to correct such material errors, omissions or mistakes without credit to the Capital Account or the Unrecovered Capital Account of Developer; provided, however, if there are savings in Project Costs from amounts detailed in the Original Budget following the sale of the last Unit in the Project, the Company shall reimburse Developer for amounts expended by Developer to correct such material errors, omissions or mistakes, but in no event in amounts greater than such savings.

ARTICLE II

CAPITAL AND LOANS

2.01 Company Accounts. The Company shall maintain for accounting purposes the following memorandum accounts for each Member:

(a) Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with the provisions of Exhibit “C” attached hereto. Except as otherwise set forth herein, all amounts funded as capital contributions by a Member to the Company under this Agreement shall be credited to such Member’s Capital Account as of the date of the contribution. Net Profits and Net Losses of the Company shall be allocated and charged to each Member’s Capital Account in accordance with the requirements of Exhibit “C” attached hereto.

(b) Unrecovered Capital Accounts. A separate unrecovered capital account (“Unrecovered Capital Account”) shall be maintained for each Member. Developer’s Unrecovered Capital Account shall be credited with amounts funded by it as its Initial Capital in accordance with Section 2.02(b) below as well as any Additional Capital and Excess Additional Capital funded by it as herein provided. IHP’s Unrecovered Capital Account shall be credited with amounts funded by IHP as its Base Capital as well as its Revolving Capital in accordance with Section 2.02(a) below, and any Additional Capital funded by it as herein provided. Except as otherwise set forth herein, all amounts funded as capital contributions by a Member to the Company shall be credited to such Member’s Unrecovered Capital Account as of the date of contribution. Each Member’s Unrecovered Capital Account shall be decreased by distributions of Cash Flow in reduction of its Unrecovered Capital Account and/or the agreed fair market value of any property (in excess of any indebtedness encumbering such property) distributed to such Member as a reduction of its Unrecovered Capital Account.

(c) Preferred Returns. The Company’s books and records shall be maintained to reflect the following preferred return accounts:

(i) A preferred return (“Developer Preferred Return”) account shall be maintained for Developer calculated at the greater of ten percent (10%) per annum or two (2) percentage points per annum in excess of the Prime Rate (as it may be adjusted from time to time), compounded monthly (the “Preferred Return Rate”), on the portion of Developer’s Unrecovered Capital Account attributable to its Initial Capital outstanding from time to time. The Members acknowledge and agree that (A) Developer was required to deposit One Million Five Hundred Twenty Thousand Seven Hundred Nine Dollars ($1,520,709.00) (“Deposit”) pursuant to the Purchase Agreement, and (B) effective the date the Deposit was made, Developer shall accrue Developer Preferred Return on such Deposit.

(ii) A preferred return (“Base Capital Preferred Return”) account shall be maintained for IHP calculated at the Preferred Return Rate, on the portion of IHP’s Unrecovered Capital Account attributable to its Base Capital outstanding from time to time.

(iii) A preferred return (“Revolving Capital Preferred Return”) account shall be maintained for IHP calculated at the Preferred Return Rate, on the portion of IHP’s Unrecovered Capital Account attributable to its Revolving Capital outstanding from time to time.

(iv) A preferred return (“Additional Capital Preferred Return”) account shall be maintained for each Member calculated at the Preferred Return Rate, with respect to IHP, on the portion of IHP’s Unrecovered Capital Account attributable to its Additional Capital outstanding from time to time, and with respect to Developer, on the portion of Developer’s Unrecovered Capital Account attributable to its Additional Capital (exclusive of Excess Additional Capital) outstanding from time to time.

(v) For purposes of this Agreement, unless otherwise specified, the term “Preferred Return” shall include the Developer Preferred Return, the Base Capital Preferred Return, the Revolving Capital Preferred Return and the Additional Capital Preferred Return. From and after the occurrence of an Event of Default, the Preferred Return Rate with respect to the non-defaulting Member shall be increased by five hundred (500) basis points. Each Preferred Return account shall be decreased to the extent that such Member has received distributions from the Company in reduction of such Preferred Return account as set forth in this Agreement. For purposes of this Agreement, “Prime Rate” means the prime or reference rate of interest charged by Bank of America, NT & SA, a national banking institution, from time to time on loans making reference to such rate. If Bank of America ceases to publish its prime or reference rate of interest, the Members shall select an alternate published rate that most closely approximates the prime or reference rate previously utilized.

(vi) Notwithstanding the foregoing, but subject to the possibility of the Preferred Return Rate increasing for the non-defaulting Member as provided in subsection (v) above, until the earlier of (A) August 31, 2005, or (B) the date of commencement of construction of site improvements, the Preferred Return Rate for each of the Preferred Return accounts shall be deemed to be the greater of six percent (6%) per annum or one percentage point (1%) per annum in excess of the Prime Rate, compounded monthly.

2.02 Capital Contributions. Except as otherwise expressly provided in this Agreement or as may otherwise be agreed to in writing by the Members (1) no part of the capital contributions of any Member of the Company may be withdrawn by such Member, (2) no Member shall be entitled to receive interest on its capital contributions to the Company, (3) no Member shall have the right to demand or receive property other than cash in return for its contributions to the Company, and (4) no capital contributions or loans made by any Member to the Company shall increase its Percentage Interest. For purposes of this Agreement, “Percentage Interest” means sixty percent (60%) with respect to Developer and forty percent (40%) with respect to IHP, subject to adjustment as provided in this Agreement.

(a) IHP’s Maximum Capital Commitment. So long as no Replacement Event has occurred with respect to Developer, IHP shall contribute capital to the Company from time to time to pay Project Costs specified in each Approved Phase Budget; provided, however, at no time shall IHP be required to contribute capital, except to the extent of its Additional Capital requirements, that would cause its Unrecovered Capital Account to exceed Eighteen Million Six Hundred Fifteen Thousand Dollars ($18,615,000.00) (the “Maximum Capital Commitment”). The first Five Million Four Hundred Seventy-Five Thousand Dollars ($5,475,000.00) funded by IHP pursuant to this Section 2.02(a) shall constitute its “Base Capital” and the amounts funded by IHP pursuant to this Section 2.02(a) in excess of such Base Capital shall constitute its “Revolving Capital.” The Members agree that IHP’s Maximum Capital Commitment shall decrease (i) in subsequent Phases as the sales of Units occur, and (ii) to an amount reasonably determined by IHP as the budget for each subsequent Phase is approved by IHP. Advances by IHP shall be made based upon a written request (a “Request for Funds”) submitted to IHP by the Managing Member in accordance with the requirements contained in Exhibit “D” attached hereto. Notwithstanding the foregoing, IHP shall have the right to make capital contributions by advancing funds to or on behalf of the Company notwithstanding any objection by Developer if, in IHP’s discretion, said amounts are required to preserve and/or protect IHP’s investment in the Company or the Company’s interest in the Project. IHP shall have the right to elect, in its discretion, to consider such advances as Base Capital, Revolving Capital or as Additional Capital, and any such advances shall be credited to IHP’s Capital Account and Unrecovered Capital Account when funded. IHP shall notify Developer of amounts, if any, IHP elects to fund pursuant to the previous sentence, which notice shall specify whether such advances are to be treated as part of Base Capital, Revolving Capital or as Additional Capital. The failure of IHP to so specify shall constitute an election to consider such advances as Additional Capital.

(b) Developer’s Initial Capital Contributions.

(i) Developer shall be obligated to contribute Three Million Two Hundred Eighty-Five Thousand Dollars ($3,285,000.00) to the Company as its initial capital contribution (“Initial Capital”), contributed as follows: (A) in sufficient time to close escrow pursuant to the Purchase Agreement, Developer shall contribute One Million Seven Hundred Twenty-Nine Thousand Four Hundred Twenty-Three Dollars ($1,729,423.00), and (B) in addition to the Deposit, prior to the date hereof, Developer or its Affiliates have advanced certain Project Costs as identified on Exhibit “H” attached hereto in an aggregate amount equal to Thirty-Four Thousand Eight Hundred Sixty-Eight Dollars ($34,868.00). With respect to the Project Costs identified on Exhibit “H” attached hereto, Developer hereby represents and warrants to IHP that (1) such advances shall constitute reductions of amounts specified for such Project Costs in the Approved Project Budget, (2) Developer and its Affiliates actually incurred all such Project Costs, (3) such Project Costs are included within the Approved Project Budget, (4) such amounts specified on Exhibit “H” are accurate and are for third-party costs, and (5) Developer shall immediately provide IHP with true and complete invoices and evidence of payment detailing all of such advances. If IHP determines that Developer or its Affiliates failed to advance at least the amount in Exhibit “H”, then Developer shall immediately contribute to the Company, without credit to its Capital Account or Unrecovered Capital Account, the difference between the amount in Exhibit “H” and the total amount of the advances, as determined in IHP’s discretion.

(ii) Upon the closing of the transaction contemplated under the Purchase Agreement, Developer shall cause to be conveyed to the Company the Property together with all rights, easements, entitlements, hereditaments and appurtenances and shall cause Chicago Title Company, or another title company satisfactory to the Members, to be irrevocably committed to issue to the Company and IHP an ALTA owner’s policy of extended coverage title insurance (1970 Form B) insuring fee simple title to the Property in the Company subject only to the exceptions to title (the “Permitted Exceptions”) identified in Exhibit “E” attached hereto and containing such endorsements as the Members may require. Developer shall receive no credit to its Capital Account and Unrecovered Capital Account by reason of such conveyance.

(iii) Developer shall and hereby assigns, transfers and conveys to the Company all contractual rights, personal property, permits, warranties, guarantees, plans, specifications, deposits, rights to reimbursement and any and all other assets necessary, attributable or owned in connection with the Property including, without limitation, the assets set forth on Exhibit “F” attached hereto; provided, however, to the extent such rights or assets are not assignable, Developer or its Affiliate shall hold such rights or assets in trust for the benefit of the Company.

(iv) As a material inducement of IHP to become a Member in the Company, Developer hereby makes the representations and warranties set forth in Exhibit “G”. In addition, as a material inducement of IHP to become a Member in the Company, (A) Developer shall deliver to IHP entity resolutions authorizing Developer to enter into the transactions contemplated in this Agreement; (B) without credit to its Capital Account or Unrecovered Capital Account, Developer shall cause the Purchase Agreement to be assigned to the Company pursuant to a form of assignment document approved by IHP, in its discretion; and (C) Developer shall deliver to IHP an opinion letter from Developer’s counsel opining as to the due authorization, execution and delivery of this Agreement.

(c) Additional Capital. The Members acknowledge and agree that except as hereinafter provided, any additional funds needed by the Company shall be contributed as additional capital (“Additional Capital”) to pay Project Costs set forth in the Approved Project Budget in excess of (i) those required to be contributed by the Members pursuant to Section 2.02(a) and (b) above or (ii) the line item amounts set forth in the Original Budget or any applicable Approved Phase Budget. The Members agree that the amount of Additional Capital required shall be determined after taking into account any reallocations of hard cost or soft cost contingencies set forth in the Original Budget or the applicable Approved Phase Budget in accordance with Exhibit “D” and after taking into account the savings, if any, in any line item of Project Cost in the Original Budget or the applicable Approved Phase Budget. If either Member determines that additional funds are or will be needed, such Member may give written notice of such projected cash deficit to the Members which shall summarize, with reasonable particularity, the Company’s actual and projected obligations to be funded. Within ten (10) days following the receipt of any such notice (“Funding Date”), the Members shall fund to the Company the following amounts in the following order:

Developer	The first One Million Dollars ($1,000,000.00)

IHP	The next One Million Dollars ($1,000,000.00)

Developer	Any and all further sums required to construct, complete, preserve, own, manage and market the Project.

For purposes of this Agreement, amounts funded by Developer pursuant to this Section 2.02(c) in excess of One Million Dollars ($1,000,000.00) shall herein be referred to as “Excess Additional Capital”. Except for the Additional Capital contributions of IHP set forth above, Developer hereby agrees to protect, defend, indemnify and hold the Company and IHP free and harmless from and against any and all claims, demands, losses, damages, liabilities, costs, fees, expenses (including attorneys’ fees), actions, lawsuits or other proceedings at law or in equity of any kind or nature whatsoever resulting, directly or indirectly, in whole or in part, from any costs in connection with the development and construction of the Project in excess of the amounts shown in the Approved Project Budget.

2.03 Company Financing. Except as otherwise provided in this Agreement, neither Member may cause the Company to obtain any financing for the Company or the Project, whether secured or unsecured, or to pledge, hypothecate or encumber any of the Company’s assets, or to cause or permit the Company to extend credit or make any loans or become a surety, guarantor, endorser or accommodation endorser without the prior written consent of the other Member.

ARTICLE III

CASH MANAGEMENT AND DISTRIBUTIONS

3.01 Bank Accounts.

(a) Collection Account. Except for Capital Proceeds, any and all revenues, payments, refunds, rebates, reimbursements and the like, of any kind or nature, received by the Company with respect to any of its assets in excess of Costs of Sale (collectively, “Net Proceeds”) shall be deposited directly into an account established by IHP (the “Collection Account”). For purposes of this Agreement, “Costs of Sale” means the following Project Costs that are deducted from gross sales proceeds and are not available until the close of escrow for each Unit: outside broker fees, Warranty Reserve, actual closing costs as shown on a certified closing statement, other builder related fees approved by the Members and incentives or concessions to buyers approved by the Members. Disbursements from the Collection Account shall be made on the signatures of persons authorized by IHP.

(b) Project Cost Account. All proceeds of capital contributions, Deficit Loans and Priority Loans (collectively, “Capital Proceeds”) shall be deposited directly into an account in the name of the Company established by the Managing Member and approved by IHP (the “Project Cost Account”). Disbursements from the Project Cost Account shall be made by signatures of the Managing Member and without further approval of IHP if the expenditures are for Project Costs described in an Approved Phase Budget. Notwithstanding the foregoing, upon written notice from IHP, all disbursements from the Project Cost Account shall require the signatures of IHP and the Managing Member or, following the occurrence of a Replacement Event, solely the signature of IHP or the Replacement Manager.

(c) Working Capital Reserve. Upon a subsequent date agreed upon by the Members, a portion of the initial capital contributed by the Members in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) shall be deposited in the Project Cost Account for purposes of funding short-term cash needs of the Company to pay Project Costs set forth in an Approved Phase Budget (the “Working Capital Reserve”). Each Request for Funds may request a replenishment of the Working Capital Reserve, and shall detail all expenditures paid from the Working Capital Reserve for the time period since the last Request for Funds. If and to the extent any expenditure or allocation of Working Capital Reserve is disapproved by IHP, Managing Member shall be solely liable for correcting such misallocation or improper distribution and IHP may, in addition to any other rights and remedies it has under this Agreement, deduct all such disapproved amounts from future disbursements to the Managing Member.

(d) Warranty Reserve Account. The Company shall withhold the amount identified in the Original Budget as the “Warranty Reserve” from the gross sales proceeds from the sale of each Unit and deposit such withheld amounts into an account established in the name of the Company by the Managing Member (the “Warranty Reserve Account”). Provided no Replacement Event has occurred, the funds held in the Warranty Reserve Account shall be used to reimburse Developer for its out-of-pocket costs in performing any required Warranty Work. In the event that IHP designates a Replacement Manager pursuant to the terms of this Agreement, only the portion of the funds deposited in the Warranty Reserve Account from the sale of Units completed by Developer shall be used to reimburse Developer for its Warranty Work. For purposes of this Agreement, “Warranty Work” means Project Costs incurred in connection with customer service or warranty expenses remedying any patent or latent defects in the design, development, construction and completion of the Project, including defects for which the Company may be strictly liable under applicable law. Prior to the disbursement of the Warranty Reserve Account pursuant to this Section 3.01(d), Developer shall not use monies in the Warranty Reserve Account to pay the deductible or self-insured retention on any policy of insurance without the prior written consent of IHP; provided, however, that IHP may in its sole and absolute discretion, require Developer to do so. Prior to the close of escrow for the last Unit in the Project, Developer shall pay for such required Warranty Work solely from the balance, from time to time, in the Warranty Reserve Account and, if necessary, from its own funds. Upon the close of escrow for the last Unit in the Project, the Company shall transfer to Developer the remaining balance held in the Warranty Reserve Account (or Developer’s share of such remaining balance, in the event IHP previously designated a Replacement Manager), if any, and Developer shall assume any and all liability for Warranty Work for all Units on which Developer performed any work, and Developer shall indemnify the Company and IHP as to any and all liabilities and claims arising out of or pertaining to the performance of, or failure to perform, any Warranty Work.

3.02 Distributions of Cash Flow. Except as provided elsewhere in this Agreement, so long as no Event of Default has occurred with respect to Developer, cash held in the Collection Account from time to time in excess of such reserves as are established from time to time by IHP for anticipated cash disbursements that will have to be made before anticipated additional cash receipts will provide the funds therefore (the “Cash Flow”) shall be distributed to the Members as soon as it becomes available for distribution, but in no event less often than monthly by the 25th day of each calendar month, in the following order of priority:

(a) IHP Revolving Capital Preferred Return. First, to IHP, until and to the extent required to reduce the balance of accrued and unpaid Revolving Capital Preferred Return to zero (0).

(b) IHP Revolving Capital. Next, to IHP, until and to the extent required to reduce the positive balance of the portion of IHP’s Unrecovered Capital Account attributable to Revolving Capital to zero (0).

(c) Additional Capital Preferred Return. Next, to the Members in the ratio that the accrued and unpaid Additional Capital Preferred Return of each Member bears to the aggregate of the accrued and unpaid Additional Capital Preferred Return of both Members until and to the extent required to reduce the accrued and unpaid Additional Capital Preferred Return to zero (0).

(d) Additional Capital. Next, to each Member as a reduction of its Unrecovered Capital Account in the ratio that the Additional Capital contributed by each Member (exclusive of Excess Additional Capital contributed by Developer) bears to the aggregate of the Additional Capital contributed by both Members (exclusive of Excess Additional Capital contributed by Developer) until and to the extent required to reduce the positive balance of the portion of each Member’s Unrecovered Capital Account attributable to Additional Capital (exclusive of Excess Additional Capital contributed by Developer) to zero (0).

(e) IHP’s Base Capital Preferred Return. Next, to IHP, until and to the extent required to reduce the balance of IHP’s accrued and unpaid Base Capital Preferred Return to zero (0).

(f) IHP’s Base Capital. Next, to IHP, until and to the extent required to reduce the positive balance of IHP’s Unrecovered Capital Account to zero (0).

(g) Developer Preferred Return. Next, to Developer, until and to the extent required to reduce the balance of Developer’s accrued and unpaid Preferred Return to zero (0).

(h) Developer’s Unrecovered Capital. Next, to Developer, until and to the extent required to reduce the positive balance of Developer’s Unrecovered Capital Account to zero (0).

(i) Percentage Interests. Thereafter, to the Members in accordance with their respective Percentage Interests.

Notwithstanding the foregoing, from and after the occurrence of an Event of Default with respect to Developer, any and all Cash Flow shall thereafter be distributed to IHP, until and to the extent required to pay its accrued and unpaid Preferred Return and to reduce the positive balance of its Unrecovered Capital Account to zero (0) and thereafter in accordance with Section 3.02(c) through (i) above.

ARTICLE IV

MANAGEMENT

4.01 Authority; Major Decisions.

(a) In General. The business and affairs of the Company shall be vested in and controlled jointly by the Members. Developer, in its capacity as Managing Member, and acting as a fiduciary to the Company and its Members, shall be responsible for implementing the decisions of the Members and overseeing the day-to-day operations of the Company and its achievement of the Approved Project Budget subject to the restrictions and limitations of this Agreement. Developer may not assign its rights or delegate its duties or obligations as Managing Member hereunder without the prior written consent of IHP. All decisions with respect to the management and control of the Company approved by the Members shall be binding on the Company and all Members.

(b) Major Decisions. Except as otherwise expressly provided in this Agreement, the Managing Member shall not have the power or authority to authorize or approve any of the following (individually, a “Major Decision” and collectively, the “Major Decisions”) without the prior written consent of IHP, which consent may be withheld in its reasonable discretion:

(i) Constructing any improvements on the Property other than in substantial compliance with the plans and specifications approved by the Members or changing the Unit product sizes or Unit mix contemplated in the Approved Project Budget.

(ii) Proceeding with any subsequent Phase of the Project.

(iii) (A) Executing and/or amending any contract for the acquisition of any real property (including, without limitation, the Purchase Agreement) and/or the closing of any such contract; or (B) selling, exchanging, granting options or rights of first refusal, ground leasing or otherwise conveying any portion of the Property, or the Company’s interest therein, other than the sales of Units in the ordinary course of business.

(iv) (A) Filing with any governmental authority any tentative or final parcel map, tentative or final tract map or any other map or any amendment or modification thereto; (B) consenting to any rezoning or other material change to the legal description or zoning classification of the Project, or (C) approving, submitting for approval by any governmental body, or amending, modifying, changing or revising, in any material fashion, any approved plans or specifications for the improvements to be constructed by the Company.

(v) Seeking relief under federal or state bankruptcy law, instituting proceedings to have the Company adjudicated a bankrupt or insolvent, consenting to the institution of bankruptcy or insolvency proceedings against the Company, filing a petition or a consent to a petition seeking reorganization or relief under any applicable federal or state bankruptcy law, consenting to the appointment of a receiver, liquidator, trustee or similar official, making any assignment for the benefit of the Company’s creditors or admitting in writing the Company’s inability to pay its debts generally as they become due.

(c) Use of System’s Name. In no event may the Company use the name of the State of California Public Employees Retirement System (the “System”), an investor in IHP, or identify the System as haying any involvement of any kind in the Company or the Project including in advertising, press releases or responding to inquiries without the prior written consent of IHP, which consent may be withheld in its discretion.

4.02 Representatives of Members.

(a) Authorized Representatives. IHP hereby designates Douglas C. Neff, Donald S. Grant, Saul B. Pinto and Renee McDonnell as its authorized representatives hereunder. Developer hereby designates Michael D. Grubbs, Richard S. Robinson and Thomas J. Mitchell as its authorized representatives hereunder. Each representative appointed by a Member shall act as agent for and under the sole and exclusive direction and control of such Member. Each Member may, by written notice to the other, appoint and/or remove any representative appointed by such Member and appoint a substitute therefor; provided, however, that any new representative appointed by any Member must either (i) be an officer, director, principal or employee of such Member, or of an Affiliate of such Member, or (ii) be approved by the other Member.

(b) Meetings. There shall be no regularly scheduled meetings of the Members; however, the Members’ representatives shall meet in person or by phone no less frequently than monthly, but as often as necessary or desirable to carry out the business of the Company. Meetings shall be held at the principal offices of the Company unless otherwise agreed. The Managing Member shall prepare an agenda for each such meeting and shall distribute same to each Member at least two (2) days in advance of any such meeting. Any Member may convene a meeting upon at least three (3) business days prior notice to the other Member specifying the date, time and place of meeting and the agenda for the meeting. The Members may also make decisions by unanimous written consent.

(c) Notice of Potential Transactions. Each Member shall promptly advise and inform the other Member concerning any transaction, notice, event or proposal relating to the affairs of the Company or the Project which does or could have a significant impact, either adversely or favorably, on the affairs of the Company or the Project. In particular, the Managing Member shall promptly notify each of the Members of any inquiries, proposals or offers received, whether written or verbal, concerning all or any portion of the Project.

4.03 Day-to-Day Operations. Subject to any restrictions contained in this Agreement, the Managing Member shall have the duty and responsibility for the following:

(a) Independent Contractors. Retaining, supervising and coordinating, on behalf of the Company, such Persons who are needed to render services to the Company in order to develop, construct and market the Project. The Managing Member shall cause any and all contracts relating to the Project to be in the Company’s name or the Company shall be an express third party beneficiary thereof with the benefits of such contract to be assignable to the Company’s successors and assigns. The Managing Member shall include appropriate insurance requirements and other risk transfer provisions in the contracts with such Persons for the protection of the Company, the Managing Member and IHP, and shall diligently enforce compliance with same.

(b) Governmental Approvals and Compliance. Arranging for and coordinating the issuance of any required governmental approvals for the Project. Ascertaining the applicability of, and causing the Company to comply with, all laws, regulations, codes (including, without limitation, building codes), ordinances, rules, regulations and requirements of any public agency, including, without limitation, those dealing with employment and discrimination and the Environmental Requirements (collectively, the “Laws”) applicable to the Company, the Project and the Property.

(c) Licenses. Obtaining any and all licenses including business licenses and any other licenses or permits which may be required in connection with the Project including preparing and submitting or filing such reports as may be required by the Company for the use of any public agency.

(d) Insurance. Obtaining and keeping in full force insurance for the protection of the Members, the Company and the Project, all insurance coverage required to be maintained as detailed on Exhibit “I” and the Purchase Agreement or any applicable law, regulation or order to which the Company is subject. Except as expressly stated otherwise in Exhibit “I,” the premiums charged for such coverage shall be a Project Cost and shall be reimbursed to the Managing Member as set forth in Section 4.06(d). The Managing Member may not alter the types or amounts of insurance required to be maintained without the prior written consent of IHP, which consent may be withheld in IHP’s sole and absolute discretion.

(e) Marketing. Advertising, promoting and negotiating the sale of Units within the Project to prospective purchasers on the best terms and for the maximum price then available but in no event for a sales price which varies by greater than five percent (5%) from the Sales Prices Schedule of the Approved Project Budget and causing the Company to comply with the terms of all sales contracts and escrow instructions and enforcing said sales contracts and escrow instructions for the benefit of the Company. The Managing Member shall take whatever action is reasonably necessary to keep the sales of the Units at a pace reasonably consistent with the absorption rate set forth in the Original Budget, including, without limitation, adjusting the prices of the Units; provided, however, the Managing Member shall obtain the prior written consent of IHP to the proposed action to the extent necessary under this Section 4.03(e).

(f) General Administrative. Performing all other functions of a general and administrative nature required by the Members or provided elsewhere in this Agreement or any applicable Approved Phase Budget including (i) keeping the books, records and accounts of the Company and preparing and delivering the proposed amendments to the Approved Project

Budget and other information and reports required to be delivered to the Members pursuant to and in compliance with the terms of this Agreement; (ii) inspecting the progress of the course of construction of the improvements, including verifying the materials and labor being expended in and on such construction so as to be competent to approve or disapprove requests for payment; (iii) promptly paying, when due, all proper Project Costs to the extent funds are available to pay such Project Costs; (iv) procuring lien releases and waivers or such other documentation as may be required by any lenders or IHP; (v) verifying the adequacy of the insurance maintained by the Company with respect to materials located off-site and with respect to all insurance coverage required to be maintained by the Company pursuant to the terms of the Purchase Agreement; (vi) representing the Company in any homeowners’ association established for the Project; (vii) defending the Company against any claims, demands, actions, or causes of action brought against the Company with counsel approved by IHP; (viii) arranging for the timely exoneration of all bonds posted by or on behalf of the Company in connection with the Project, which bonds may be in the Company name, but neither IHP nor the Company shall provide indemnification to any surety providing such bonds; (ix) causing to be timely filed all available property tax appeals, exemptions and exclusions applicable to the Project; and (x) approving change orders; provided, however, change orders greater than Fifty Thousand Dollars ($50,000.00) in the aggregate per Phase shall require the prior written approval of IHP. The Managing Member shall submit to IHP all change orders which require IHP’s approval at least five (5) days prior to anticipated commencement of construction relating to such proposed changes and such construction shall not commence unless and until approved. All change orders shall detail the economic impact of the change on the applicable line item in the Approved Phase Budget, as well as the cumulative impact of all changes on the costs to complete the Project in comparison with amounts budgeted therefore in the Approved Project Budget.

(g) Personnel. Hiring and retaining as employees of the Managing Member as are required to properly perform the Managing Member’s management functions hereunder. At all times during the course of the design and construction of the improvements, the Managing Member shall retain a site representative who shall be approved by IHP and who shall be directly charged with monitoring the construction of the improvements. Tim Cotton is hereby designated as the initial site representative for the improvements. If the Managing Member desires to replace such site representative, a replacement approved by IHP shall first be obtained, or if such site representative resigns, dies or is disabled for a period longer than one (1) week, the Managing Member shall as soon as feasible secure a qualified replacement for such site representative who shall be subject to the approval of IHP.

(h) Quality Control. Implementing and executing a comprehensive quality control program with respect to design and construction of the Project, including engagement of appropriate quality control consultants.

(i) Record Retention. Designing, implementing and executing a comprehensive program for collection and retention of records pertaining to design and construction of the Project.

4.04 Miscellaneous Covenants.

(a) Other Business Opportunities. No Member shall have any obligation, fiduciary or otherwise, with respect to the Company or to the other Member insofar as making other opportunities available to the Company or to the other Member. The Members may, notwithstanding the existence of this Agreement, engage in whatever activities they choose, whether the same is competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Member.

(b) Related Party Contracts. For purposes of this Agreement, “Affiliate” means (i) any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question, or (ii) any officer, director, partner, member, manager, trustee, employee or beneficial holder of an interest of ten percent (10%) or more in the Person in clause (i) above; and “Person” means any individual or any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association. For purposes of this definition, the term “control” means the ownership of ten percent (10%) or more of the beneficial interest or the voting power of the appropriate Person. Notwithstanding the foregoing, for purposes of this Agreement, the following shall not be considered to be Affiliates of IHP: Seller, NCC, LP, a California limited partnership (“NCC, LP”) or any entity in which Seller or NCC, LP or any Affiliate of either of them have a direct or indirect ownership interest. Developer acknowledges and agrees that neither Seller nor NCC, LP shall be treated as a related party under this Section 4.04(b). Except as otherwise provided in this Agreement, neither Member may cause the Company to enter into any contract or agreement with a Member or any Affiliate of a Member without the prior written consent of the non-Affiliated Member. With respect to any contract between the Company and a Member or any Affiliate of a Member, the non-Affiliated Member shall have the sole and exclusive right, power and authority, on behalf of the Company, to grant the Company’s consent to any amendment, modification or rescission thereof; declare a default thereunder; institute, settle or compromise a claim with respect thereto; waive any rights of the Company against the other party thereto; or consent to the assignment of any rights or the delegation of any duties by the other party thereto. Any contract between a Member or its Affiliates and the Company shall provide that (A) such services are upon market rates acceptable to the non-Affiliated Member and shall terminate upon the occurrence of a Replacement Event with respect to such Affiliated Member, and (B) the profits to be derived by such entities, other than the profits of Duxford Financial, Inc. and Duxford Escrow, Inc., for the services provided to the Company shall accrue to the benefit of the Company and shall be paid to the Company promptly upon receipt. Each Member may review and/or audit the books and records of such Affiliate upon request to verify the calculation of the profit paid to the Company.

(c) Plans and Specifications. Developer shall cause the plans and specifications for any and all of the proposed Project improvements to be prepared in accordance with the Construction Specification Level established in Exhibit “J” attached hereto, which plans and specifications shall be submitted to IHP for approval, from time to time as they are developed. Approval of plans and specifications, as well as amendments or additions thereto, is for IHP’s internal administrative purposes only and does not constitute a representation or warranty that the plans, specifications, amendments or additions are in compliance with the

Laws, are appropriate for their intended use or are constructible. IHP expressly disclaims any liability to the Company, to Developer and to third parties in connection with such review and approval. If during the course of construction, any Member determines that the improvements are not being constructed substantially in accordance with the approved plans and specifications, such Member shall give notice in writing to the Managing Member specifying the particular deficiency or omission and the Managing Member shall thereupon take or cause to be taken all reasonable steps necessary to correct the same. Developer hereby guarantees to the Company and IHP that the Project shall be constructed and completed lien free and in substantial accordance with the approved plans and specifications, this Agreement and all applicable Laws and in compliance with any covenants, conditions or restrictions affecting all or any portion of the Property.

(d) Sale of Models and Model Furniture. Without the prior written consent of IHP, the Managing Member shall not cause the Company to sell or lease the model Units prior to the close of sales of all other Units in the Project. Not later than sixty (60) days following the sale of the final Unit in the Project, unless the furniture, china, bedding and other Model personal property owned by the Company and used in the model Units (collectively, the “Model Furniture”) was sold to the purchasers of the model Units, the Managing Member shall cause the sale to the general public of such Model Furniture for a price no less than thirty-five percent (35%) of the actual cost; provided, however, that Developer or an Affiliate of Developer may acquire the Model Furniture following the sale of the final Unit in the Project for a purchase price of thirty-five percent (35%) of actual cost so long as any and all proceeds are paid to the Company.

(e) Required Consent. Without the prior written consent of the other Member, neither Member may: (i) enter into or execute any sale agreements or escrow instructions on behalf of the Company other than on the form of sales documentation approved by the Members; (ii) submit any matters for approval or payment under the Purchase Agreement, including, without limitation, profit participation payments; (iii) release, compromise, assign or transfer any claims, rights or benefits of the Company unless such claim, right or benefit has a value of less than Twenty-Five Thousand Dollars ($25,000.00) and the same is released, compromised, assigned or transferred in the ordinary course of business; (iv) confess a judgment against the Company, file any actions on behalf of the Company or submit a claim of the Company to arbitration; (v) do any act (A) in contravention of this Agreement, or (B) which would make it impossible or unreasonably burdensome to carry on the business of the Company; or (vi) possess property of the Company in other than the Company name or assign the rights of the Company in any of the property of the Company, including rights of reimbursement for utility deposits and other assessments.

4.05 Emergency Authority. Notwithstanding the provisions of Section 4.01, the Managing Member shall have the right to take such action as it, in its reasonable judgment, deems necessary for the protection of life or health, or the preservation of Company assets if, under the circumstances, in the good faith judgment of the Managing Member, there exists an emergency situation requiring an immediate decision which should not reasonably be delayed until the approval of IHP is obtained. The Managing Member shall notify IHP of such action contemporaneously therewith or as soon as reasonably practicable thereafter.

4.06 Fees and Reimbursements. Except as otherwise set forth in this Section 4.06, the Company shall pay no fees or reimbursements to a Member or any Affiliate of a Member including any charge or reimbursement for general overhead or administrative services or for reimbursements for salaries or benefits of employees. The Company shall pay the following fees and reimbursements:

(a) Developer Overhead. In consideration of its services to be rendered to the Company, provided no Replacement Event has occurred with respect to Developer hereunder, Developer shall be paid an overhead fee from the proceeds of the sale of Units equal to three percent (3%) of the Net Revenues (the “Developer Overhead Fees”), which shall be payable in installments upon the close of escrow for each Unit in the Project from available Company funds; provided, however, if upon the close of escrow of the last Unit in the Project (i) the aggregate Developer Overhead Fees advanced to Developer exceed the amount of the Developer Overhead Fees shown in the Original Budget and (ii) the actual Profit Margin for the Project is not at least equal to the anticipated Profit Margin of eight and nine-tenths percent (8.9%), as shown on the Original Budget, then Developer shall repay to the Company the difference between the aggregate Developer Overhead Fees advanced to Developer and the amount of the Developer Overhead Fees shown on the Original Budget. For purposes of this Agreement, (A) “Net Revenues” means the actual aggregate gross Unit sales prices reduced by any concessions or sales incentives granted to purchasers of Units, and (B) “Profit Margin” shall be determined by the following calculation: (1) the gross revenues obtained by the Company minus the sum of the accrued Preferred Return for all the Members and all Project Costs paid or incurred by the Company, divided by (2) such gross revenues.

(b) IHP Project Commitment Fee. The Company shall pay IHP a project commitment fee equal to Four Hundred Fifty-Three Thousand Forty Dollars ($453,040.00) (“IHP Project Commitment Fee”), which shall be payable in twelve (12) equal monthly installments, commencing upon the Seller Delivery Date; provided, however, (i) the unpaid balance of the IHP Project Commitment Fee shall become due and payable upon the sale of the final Unit in the Project, (ii) if upon the close of escrow of the last Unit in the Project (A) the aggregate IHP Project Commitment Fee advanced to IHP exceeds one percent (1%) of Net Revenues, IHP shall repay to the Company such excess amount, or (B) the aggregate IHP Project Commitment Fee advanced to IHP is less than one percent (1%) of Net Revenues, IHP shall be entitled to receive such shortfall from available Company funds, but only in the event that the actual Profit Margin for the Project is at least equal to eight and nine-tenths percent (8.9%).

(c) Due Diligence and Formation Expenses. The Members shall be entitled to be reimbursed by the Company for their out of pocket expenses incurred in the due diligence investigation of the Project and the formation of the Company including fees for attorneys, accountants, allocated costs for in-house legal services, consultants and other professionals as well as Project Costs incurred prior to the date of this Agreement; provided, however, (i) any and all Developer reimbursements for amounts incurred prior to the date of this Agreement are set forth in Exhibit “H” attached hereto, (ii) any and all reimbursements for Project Costs shall constitute reductions of amounts specified for such Project Costs in the Approved Project Budget and the applicable Approved Phase Budget, and (iii) in no event shall Developer be reimbursed for more than Ten Thousand Dollars ($10,000.00) of its attorneys fees with respect to the negotiation of this Agreement.

(d) Project Superintendent and Sales Staff. Provided no Replacement Event has occurred, Developer shall be entitled to reimbursement by the Company for the salaries of certain employees of Developer or its Affiliates responsible for Project supervision and on-site Project sales; provided, however, (i) the portion of such employees’ salaries and burdens allocated to a Project shall be only for work performed on such Project; (ii) the salaries payable shall be upon monthly rates acceptable to IHP; and (iii) provision for such reimbursement is set forth in an Approved Phase Budget.

(e) Project Inspections. The Members agree that IHP shall have the right, but not the obligation, to inspect the construction of the work as the Project progresses and to engage consultants to conduct or assist in such inspections. IHP shall be entitled to receive reimbursement from the Company for any and all third party costs and expenses IHP incurs in connection with such inspections. Such inspections shall in no way cause IHP to be responsible or liable for the construction means, methods, techniques and/or the safety precautions and programs of Developer or any design professionals, trade contractors or consultants. IHP’s inspections (or the failure to or election not to inspect) shall not relieve Developer of any of Developer’s obligations under this Agreement, at law or otherwise. No payments or distributions to Developer shall be construed as a representation that IHP has made any knowledgeable, informed, exhaustive and/or continuous inspections to determine the quality or quantity of work by or for Developer or the Company.

(f) Insurance. So long as Developer provides and keeps in force the required insurance coverages described in Exhibit “I” attached hereto, Developer shall be reimbursed by the Company for insurance expenses in an amount equal to Three Thousand Seven Hundred Seventy-Five Dollars ($3,775.00) upon the close of escrow of the sale of each Unit in the Project from available Company funds. The Members agree to review, no less frequently than every calendar year, the insurance costs for the Project, and, subject to the approval of the Members, adjust the Approved Project Budget and Developer’s reimbursement amount accordingly.

(g) Affiliate Contracts. IHP hereby agrees that Duxford Financial, Inc. and Duxford Escrow, Inc., Affiliates of Developer, may contract with the Company for the provision of services provided (i) such services are upon market rates acceptable to IHP and shall terminate if Developer is in breach of its obligations under this Agreement or is replaced as the Managing Member, (ii) any sales proceeds paid to such Affiliates shall be shown on the certified closing statement required to be delivered with the sale of each Unit, and (iii) IHP may review the books and records of such Affiliate upon request to verify the calculation of the profit paid to Developer.

ARTICLE V

REPLACEMENT OF MANAGING MEMBER

5.01 Agreement of Members. The Members have agreed that the Approved Project Budget represents their expectations concerning the performance of the Project. Developer understands that IHP’s decision to become a Member and fund its capital required under this Agreement is based upon its expectation that under Developer’s management of the Project as the Managing Member hereof, the Company would achieve at least the performance anticipated in the Approved Project Budget. Upon the occurrence of any of the Replacement Events described below, in addition to its other rights and remedies hereunder, at law or in equity, IHP shall have the right, but not the obligation, by giving written notice to Developer, to designate another Person (the “Replacement Manager”), who may but need not be IHP or an Affiliate of IHP, to manage and operate the Project in place of Developer, including performance of the Managing Member’s duties hereunder.

5.02 Replacement Event. The occurrence of any of the following events (individually, a “Replacement Event” and collectively, the “Replacement Events”) shall give IHP the right, but not the obligation, to designate a Replacement Manager as herein provided;

(a) An Event of Default with respect to Developer or any of its Affiliates.

(b) An Event of Bankruptcy with respect to the Company, unless such bankruptcy is solely the result of an Event of Default by IHP.

(c) Any of the events described in the Critical Dates Schedule of the Approved Project Budget or any Approved Phase Budget fails to occur within forty-five (45) days of the date specified in such Critical Dates Schedule for any reason other than an Event of Default by IHP or an event of Force Majeure. For the purposes of this Agreement, “Force Majeure” means delay (not to exceed one hundred eighty (180) days) beyond the reasonable control of the party claiming the delay, specifically excluding a party’s financial inability to perform, but including, but not limited to (i) acts of God, including but not limited to earthquakes, floods, fire, weather conditions that are abnormal for the period of time and could not have been reasonably anticipated, and other natural calamities, (ii) civil commotion; (iii) riots; (iv) strikes, picketing or other labor disputes; (v) shortages of materials or supplies which could not have been reasonably anticipated and prevented; (vi) damage to work in progress by reason of earthquake, fire, floods or other casualties; (vii) acts of war or terrorism; (viii) moratoria or other delays caused by actions, any failure to act, and/or restrictions imposed or mandated by governmental or quasi-governmental entities; or (ix) legal or administrative actions related to the development of the Property, or any other third party actions or claims that prevent or delay development or sale of all or a portion of the Property.

(d) A change in the senior management personnel of Developer and the failure of Developer to replace such personnel with persons with similar expertise and otherwise reasonably satisfactory to IHP.

(e) A material adverse change in the financial condition of Developer shall have occurred, including without limitation, a default by Developer or William Lyon Homes, a Delaware corporation (“WLI”), shall have occurred under the Senior Notes, which IHP, in its reasonable discretion, believes will impair Developer’s ability to perform hereunder. For purposes of this Agreement, “Senior Notes” means the 10 3/4% Senior Notes of Developer due in 2013, in the aggregate principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00).

(f) IHP or its nominee is a buyer of Membership Interests pursuant to ARTICLE VII.

5.03 Replacement of Managing Member; Loss of Participation in Management. Upon IHP’s election to designate a Replacement Manager, Developer shall cease having any right to participate in the management of the Company, to vote on, consent to or approve any matter under this Agreement, to receive any further fees or compensation from the Company, or otherwise to act on behalf of or bind the Company as the Managing Member or otherwise. All compensation paid to the Replacement Manager by the Company to the extent it exceeds the unpaid fees that would otherwise have been payable to Developer pursuant to this Agreement shall be deducted from amounts which would otherwise be payable or distributable to Developer or any Affiliate of Developer pursuant to this Agreement. Developer shall continue to (a) bear its respective share of Net Losses as well as its obligation to fund amounts required of it under Section 8.06 below, and (b) be entitled to receive its respective share of any Net Profits and its respective share of Cash Flow, provided that if Developer is in breach of any of its obligations hereunder, the Company may withhold any Cash Flow to which Developer would otherwise be entitled and use such sums to cure any and all damages caused in whole or in part by such breach. The remedy set forth in this ARTICLE V is in addition to and not in substitution for the other remedies in this Agreement, at law or in equity.

ARTICLE VI

DEFAULTS AND REMEDIES

6.01 Event of Default. For purposes of this Agreement, “Event of Default” means the occurrence of any of the following:

(a) The inaccuracy of any material representation or warranty made by any Member in this Agreement or by any Member’s Affiliate under any other agreement with the Company or the other Member.

(b) The breach or default by any Member or its Affiliate of any of its respective covenants, agreements or obligations in this Agreement or in any other agreement with the Company or the other Member provided such Member shall have received written notice of such breach or default and (i) in the case of a monetary breach or default, shall not have cured such monetary breach or default within ten (10) days following receipt of such notice, (ii) in the case of a non-monetary breach or default which is reasonably susceptible of cure, shall not have commenced to cure or remedy such breach or default within ten (10) days following receipt of such notice and cured or remedied such breach or default within thirty (30) days following the date of such notice; provided, however, if the nature of such breach or default is not reasonably susceptible of cure within such thirty (30) day period and the curing Member has, in the reasonable opinion of the other Member, been diligently proceeding with such cure or remedy, an additional period of time reasonably required to effect such cure shall be granted not to exceed a period of one hundred eighty (180) days.

(c) The occurrence of an Event of Bankruptcy with respect to a Member. For purposes of this Agreement, “Event of Bankruptcy” means:

(i) The entry of a decree or order by a court of competent jurisdiction (A) adjudging the Company or a Member, as the case may be, a bankrupt or insolvent, or (B) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Company or such Member, as the case may be, under the federal bankruptcy laws or any other similar applicable law or practice, and if such decree or order referred to in this Section 6.01(c)(i) shall have continued undischarged and unstayed for a period of sixty (60) days.

(ii) The entry of a decree or order by a court of competent jurisdiction (A) for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the Company or a Member, as the case may be, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (B) for the sequestration or attachment of any property of the Company or such Member, as the case may be, without its return to the possession of the Company or such Member, as the case may be, or its release from such sequestration or attachment within sixty (60) days thereafter.

(iii) If the Company or a Member, as the case may be, (A) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (B) consents to the filing of a bankruptcy proceeding against it, (C) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief for itself under the federal bankruptcy laws or any other similar applicable law or practice, (D) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for itself or a substantial part of its property, (E) makes an assignment for the benefit of its creditors, (F) is unable to or admits in writing its inability to pay its debts generally as they become due, or (G) takes any action in furtherance of any of the aforesaid purposes.

(d) The gross negligence or willful misconduct of a Member or its Affiliate in connection with its activities or obligations under this Agreement or under any other agreement with the Company or the other Member.

6.02 Effect of Event of Default. In addition to the remedies set forth in Section 6.03 below for a Member’s failure to timely fund any required capital contribution, upon the occurrence of an Event of Default by any Member, the non-defaulting Member shall have the right, but not the obligation, upon giving the defaulting Member ten (10) calendar days written notice of such election (and provided such Event of Default is continuing through the end of such 10-day period), to take any of the following actions:

(a) Dissolve the Company;

(b) Consider such Event of Default as a Call Event as herein provided;

(c) Consider such Event of Default as a Buy/Sell Event as herein provided; or

(d) Pursue any other right or remedy available in this Agreement, at law or in equity.

The election to pursue any of the foregoing remedies shall not preclude or prohibit the non-defaulting Member from concurrently and/or subsequently pursuing any other remedy available under this Agreement, at law or in equity.

6.03 Failure to Fund. If a Member (a “Non-Contributing Member”) fails to fund amounts required by such Member in accordance with this Agreement (the “Cash Deficit”), such failure shall constitute a material breach hereunder and, in addition to its other rights and remedies in this Agreement, at law and in equity, the other Member (the “Contributing Member”), provided such Contributing Member has funded all amounts required of such Contributing Member, shall have the right, but not the obligation, to elect to;

(a) Deficit Loan. Fund the Cash Deficit to the Company as a loan (a “Deficit Loan”) from the Contributing Member to the Non-Contributing Member and a capital contribution by the Non-Contributing Member to the Company. No such funding of a Deficit Loan shall constitute a cure of the Non-Contributing Member’s failure to fund amounts required of it pursuant to this Agreement. Each Deficit Loan shall bear interest, compounded monthly, at the lesser of the then applicable Preferred Return Rate for the Contributing Member, or the maximum rate then permitted by law for such loans, and shall be due and payable upon demand, but in any event, six (6) months following the date of funding. Until such Deficit Loan is paid in full, the Non-Contributing Member and its Affiliates shall draw no further distributions from the Company or receive any other fees or payments of any kind from the Company and although all such fees or payments payable to the Non-Contributing Member or its Affiliates and Cash Flow distributable with respect to the Membership Interest of the Non-Contributing Member shall be deemed to be paid or distributed to the Non-Contributing Member and its Affiliates for Company tax and accounting purposes, such fees, payments and Cash Flow shall be paid or distributed to the Contributing Member as a reduction of the amount of such Deficit Loan, with such funds being applied first to reduce any interest accrued on such Deficit Loan and then to reduce the principal amount of such Deficit Loan.

(b) Priority Loans. Fund the Cash Deficit to the Company as a loan (a “Priority Loan”) to the Company. Any amount funded as a Priority Loan shall bear interest, compounded monthly, at the lesser of the then applicable Preferred Return Rate for the Contributing Member, or the maximum rate then allowed by law for such loans, from the date of funding and shall be due and payable ninety (90) days from the date of funding. If a Member makes a Priority Loan, the Contributing Member will notify the Non-Contributing Member in writing of the funding and the amount of the Priority Loan. At any time prior to the Contributing Member’s exercise of any of its remedies in this Agreement arising from its funding of a Priority Loan, the Non-Contributing Member may fund to the Company the amount of the Cash Deficit, plus an amount equal to the interest accrued on the Priority Loan. If the Non-Contributing Member contributes said amount to the Company, notwithstanding Section 3.02 to the contrary, the Company will distribute to the Contributing Member the amount so contributed by the Non-Contributing Member in repayment of the Priority Loan. Upon return of those funds to the Contributing Member, the funds contributed by the Non-Contributing Member and the remaining balance of the Priority Loan, if any, will be credited to the Capital Accounts and Unrecovered Capital Accounts of the Members as of the date funded.

(c) Dilution. Contribute the Cash Deficit as an Additional Capital contribution or, so long as a Deficit Loan or Priority Loan remains unpaid, convert all or any portion of principal and interest due thereunder to an Additional Capital contribution, in either or both such events the Percentage Interests of the Members shall be adjusted such that the Non-Contributing Member’s Percentage Interest shall be decreased and the Contributing Member’s

Percentage Interest shall be increased by one (1) percentage point (stated to the nearest one-thousandth 1/1,000th) for each Seventy-Five Thousand Dollars ($75,000.00) of capital, Deficit Loan or Priority Loan (or portions thereof) so contributed or converted by the Contributing Member pursuant to this Section 6.03(c).

(d) Right to Finance. In addition to the remedies under (a) through (c) above, the Contributing Member shall have the right to obtain a loan secured by the Project in an amount not greater than the sum of (i) the unfunded Project Costs, (ii) the Additional Capital required of the Non-Contributing Member, (iii) an adequate interest reserve to pay interest accruing on said amounts, and (iv) the fees and costs associated with obtaining any such financing. In no event may any such loan be recourse to the Non-Contributing Member.

(e) Failure to Elect. If the Contributing Member advances any amount to the Company pursuant to this Section 6.03 but fails to specify which of the foregoing options the Contributing Member has elected within ten (10) business days following the date of such advance, the Contributing Member shall be deemed to have elected to treat such advance as a Deficit Loan.

6.04 Cross Default. The Company may constitute just one of multiple entities currently existing or hereafter formed between Developer or its Affiliates with IHP or its Affiliates. In addition, this Agreement may constitute just one of a variety of agreements currently existing or hereafter entered into between Developer or its Affiliates with IHP or its Affiliates. Although each such entity is a separate and distinct entity and each such agreement is a separate contractual obligation, unless the governing documents for such entities or the terms of such other agreements specifically state that they are not to be considered cross-defaulted as provided in this Section 6.04, Developer hereby agrees that a default by Developer or any of such Affiliates under any of such entity governing document or any such other agreement shall, at IHP’s election, constitute a default under each entity governing document and each such other agreement, including a default by Developer under this Agreement.

ARTICLE VII

CALL AND BUY/SELL AGREEMENT

7.01 Rights Arising From a Call Event.

(a) Definition of Call Event. For purposes of this Agreement, “Call Event” means the occurrence of any of the following:

(i) The occurrence of an Event of Default with respect to any Member or its Affiliate.

(ii) Any breach or default by the Company (other than a breach or default caused solely by IHP’s failure to timely contribute capital required of it pursuant to this Agreement) on any material debt or obligation to a third party; provided Developer shall have received notice of such breach or default, and shall not have caused the Company to commence to cure or remedy such breach or default within ten (10) days following receipt of such notice and thereafter cure or remedy such default within a reasonable period (not to exceed thirty (30) days in any case).

(iii) The breach or default of Developer, after the expiration of any applicable cure period, under any material debt or obligation or a material adverse change in the financial condition of Developer which will, in the reasonable judgment of IHP, have a material adverse impact on Developer’s ability to perform hereunder.

(iv) The failure of the Non-Contributing Member to repay any Deficit Loan, together with accrued interest thereon, within five (5) days after notice to the Non-Contributing Member of the Contributing Member’s election to declare such failure a Call Event.

(v) The occurrence of an Event of Bankruptcy with respect to the Company.

(vi) A material adverse change in the financial condition of Developer shall have occurred, including without limitation, a breach or default by Developer or WLI shall have occurred under any of their respective lines of credit or under the Senior Notes, which IHP, in its reasonable discretion, believes will impair Developer’s ability to perform hereunder.

(vii) A change in the senior management personnel of Developer and the failure of Developer to replace such personnel with persons with similar expertise and otherwise reasonably satisfactory to IHP.

(viii) The funding of a Priority Loan by either Member and the failure of the Non-Contributing Member to timely fund the amount required of it to repay such Priority Loan prior to an election to proceed under this ARTICLE VII.

(b) Election to Implement Call Procedure. Upon the occurrence of a Call Event, the Member with respect to whom a Call Event has not occurred (the “Electing Member”) shall have the right, but not the obligation, to implement the procedures set forth in this ARTICLE VII by serving a written notice (the “Election Notice”) on the other Member (the “Non-Electing Member”). For the purposes of this Section 7.01, IHP shall be the Electing Member upon the occurrence of any of the Call Events in Sections 7.01(a)(ii), (iii), (v) (unless the Event of Bankruptcy is caused solely by IHP’s failure to timely contribute capital required of it pursuant to this Agreement or by an Event of Default with respect to IHP), (vi) and (vii). Upon the giving of the Election Notice, the Appraised Value of the assets of the Company shall be determined in accordance with the provisions of Section 7.02. Within ten (10) days following the Electing Member’s receipt of the accountant’s Purchase Price Notice for the Non-Electing Member’s Membership Interest as hereinafter provided, the Electing Member shall have the option to purchase all, but not less than all, of the Membership Interest of the Non-Electing Member for the Purchase Price by giving written notice thereof to the Non-Electing Member.

7.02 Determination of Appraised Value. For purposes of this Agreement, “Appraised Value” means the fairest price estimated in terms of money which the Company could obtain if its assets were sold in bulk in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the uses for which such assets in their then condition are adapted and for which such assets are capable of being used. The Appraised Value of the assets of the Company shall be determined as of the date of the Election Notice by one or more real estate appraisers selected as hereafter provided, all of whom shall be members of The

Appraisal Institute with not less than five (5) years experience in the real estate appraisal business and be familiar with real estate values in the geographic region in which the Property is located. The Electing Member shall select one (1) appraiser and shall notify the Non-Electing Member in writing of the appraiser so selected within fifteen (15) days after giving the Election Notice. The Non-Electing Member shall select a second appraiser within fifteen (15) days after receipt of that notice and shall notify the Electing Member of the person so selected. If only one (1) appraiser shall have been so selected within twenty (2 0) days after the Electing Member’s notice to the Non-Electing Member of the appraiser selected by the Electing Member, or if two (2) appraisers shall have been so selected but only one (I) such appraiser shall have determined the Appraised Value of the assets of the Company within thirty (30) days after the appointment of the second appraiser, then the determination of such appraiser shall be final and binding upon the parties. If two (2) appraisers shall have been appointed and shall have made their determinations of the Appraised Value of the assets of the Company within thirty (30) days after the appointment of the second appraiser and if the difference between the appraised values so determined shall not exceed five percent (5%) of the lesser of such appraised values, then the Appraised Value shall be the average of the amounts so determined. If, however, the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, then such two (2) appraisers shall have twenty (20) days to select a third appraiser, but if such appraisers fail to do so, then either Member may request the American Arbitration Association or any successor organization thereto to appoint a third appraiser within twenty (20) days of such request, and the Members shall be bound by any such selection within such twenty (20) days. If no such appraiser shall have been selected by the American Arbitration Association within such twenty (20) days, either Member may apply to any court having jurisdiction to make such selection. Any appraiser selected by the original appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Appraised Value in accordance with the terms of this Agreement within thirty (30) days after its appointment. If there is a third appraisal, the Appraised Value shall be the average of the two (2) appraisals nearest in value. All such determinations of Appraised Value shall be final and binding upon the Members. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the Members. Except as hereinafter set forth, each Member shall pay for the services of the appraiser appointed by such Member. The cost of the services of the third appraiser, if any, shall be paid one-half (1/2) by each Member. If only one appraiser is used, the cost of the services of such appraiser shall be paid one-half (1/2) by each Member.

7.03 Buy/Sell.

(a) Definition of Buy/Sell Events. For purposes of this Agreement, (i) “Buy/Sell Event” means the occurrence of (A) an Event of Default, or (B) a Replacement Event with respect to Developer, or (C) a Call Event, or (D) a failure by the Members to agree on a Major Decision and the election by a Member to treat such failure as a Buy/Sell Event; (ii) “Offeror Member” means in the case of an Event of Default, the non-defaulting Member, in the case of a Replacement Event with respect to Developer, IHP, in the case of a Call Event, the Electing Member, and in the case of the failure of the Members to agree upon a Major Decision, either Member; and (iii) “Offeree Member” means the Member who is not the Offeror Member.

(b) Implementation of Buy/Sell. From and after the occurrence of a Buy/Sell Event, the Offeror Member shall have the right, but not the obligation, to implement the buy/sell procedures set forth in this ARTICLE VII by serving a written notice (the “Buy/Sell Notice”) on the Offeree Member. The Buy/Sell Notice shall include a statement setting forth the Offeror Member’s estimate of the gross value of the assets of the Company (the “Buy/Sell Value”). On or before the expiration of thirty (30) days following the date the Offeree Member receives the accountant’s Purchase Price Notice as hereafter described, the Offeree Member shall elect, by giving written notice to the Offeror Member (the “Offeree’s Notice”), to either: (i) purchase the Membership Interest of the Offeror Member for the Purchase Price applicable to the Offeror Member’s Membership Interest, or (ii) sell its Membership Interest to the Offeror Member for the Purchase Price applicable to the Offeree Member’s Membership Interest. If the Offeree Member fails to timely deliver such Offeree’s Notice to the Offeror Member, then the Offeree Member shall be deemed to have elected to sell its Membership Interest to the Offeror Member, for the Offeror Member’s Purchase Price. Upon such election, the purchasing Member (or the selling Member if the accountant’s Purchase Price Notice established that the selling Member is required to pay money hereunder) shall deposit with an escrow established by the purchasing Member with a nationally recognized title company selected by the purchasing Member, a good faith deposit equal to five percent (5%) of the applicable Purchase Price, which deposit shall be non-refundable to the party depositing same should it fail to perform its obligation to close the acquisition of a Membership Interest pursuant to this ARTICLE VII.

7.04 Determination of the Purchase Price. Within fifteen (15) days after the determination of the Appraised Value in the case of an Election Notice or the Buy/Sell Value in the case of a Buy/Sell Notice, the Company’s accountants shall determine the amount of cash which would be distributed to each Member based upon a hypothetical liquidation of the Company pursuant to this Agreement if the assets of the Company were sold for the Appraised Value as of the date of the Election Notice or the Buy/Sell Value as of the date of the Buy/Sell Notice and the Company was liquidated. Upon such determination, the Company’s accountant shall give each Member a written notice thereof (the “Purchase Price Notice”). The Members acknowledge and understand that such a hypothetical sale of assets and liquidation of the Company may result in the selling Member having to contribute money to the Company for distribution to the extent the selling Member’s economic loss obligation pursuant to Section 8.06 below exceeds the amount otherwise payable for such selling Member’s Membership Interest. The amount determined by the accountants to be distributable to a Member (or payable by the selling Member as the seller of its Membership Interest if applicable) shall constitute the purchase price (the “Purchase Price”) applicable to such Member’s Membership Interest; provided, however, if the Call Event or Buy Sell Event giving rise to the election by either Member to proceed under this ARTICLE VII is an Event of Default, then the Purchase Price to be paid to the defaulting Member shall be reduced by fifteen percent (15%) of what would otherwise be payable pursuant hereto (or, if the selling Member is required to contribute money to the Company hereunder, then the amount required to be paid by the selling Member in connection with the purchase and sale of its Membership Interest would be increased by fifteen percent (15%)). The determination by the Company’s accountant of such amounts, including the amount of any reserves, shall be conclusive, absent manifest error. In no event may any allegation of manifest error delay the acquisition of a Membership Interest pursuant to this ARTICLE VII, it being agreed and understood by the Members that the sole remedy for an aggrieved Member alleging manifest error shall be to recover the sum of (a) the difference between what the Purchase Price would have been without the error and the Purchase Price as determined by the Company’s accountant, and (b) the attorneys fees and costs incurred by the aggrieved Member in prosecuting its claim of error and collecting such difference. Upon such determination, the accountants shall give each Member a written notice thereof. The determination by the accountants of such amounts shall be adjusted for transactions occurring between the date of the accountant’s Purchase Price Notice and the close of the acquisition of the selling Member’s Membership Interest.

7.05 Closing of Purchase and Sale. The closing of a purchase and sale pursuant to this ARTICLE VII shall be held at the principal office of the Company on the tenth (10th) day following the earlier of (a) receipt of Offeree’s Notice or (b) the expiration of the thirty (30) day period in Section 7.03(b) with respect to a deemed election. The selling Member shall transfer to the purchasing Member, or its nominee, the entire Membership Interest of the selling Member free and clear of all liens, security interests and competing claims, and shall deliver to the purchasing Member, or its nominee, (i) such instruments of transfer and/or releases; (ii) such evidence of due authorization, execution and delivery; and (iii) such evidence of the absence of any liens, security interests or competing claims, as the purchasing Member, or its nominee, shall reasonably request. Notwithstanding the foregoing, rather than acquiring the Membership Interest of the selling Member, the purchasing Member, at its option and in its discretion, shall have the right to cause the Company to convey to the purchasing Member or its nominee one hundred percent (100%) of the assets of the Company, subject only to those debts and liabilities taken into consideration by the accountants in the determination of the Purchase Price. The purchasing Member (or, the selling Member if it is required to pay money under Section 7.04 above) shall pay the Purchase Price by delivery at the closing of a certified or bank cashier’s check payable to the order of the other Member in the amount of such Purchase Price.

7.06 Release and Indemnity. The acquiring Person shall acquire the selling Member’s Membership Interest (or the assets of the Company, as applicable) subject only to those Company liabilities and obligations taken into consideration by the accountants in the determination of the Purchase Price and agrees that the Company (or in the case of a purchase of the assets of the Company, the acquiring Person) shall protect, indemnify, defend with counsel satisfactory to the selling Member, and hold the selling Member free and harmless from any such liability or obligation. The selling Member shall remain liable and hereby agrees to protect, indemnify, defend with counsel satisfactory to the purchasing Member and hold the purchasing Member and such acquiring Person free and harmless from any and all losses, costs, expenses, damages, attorney’s fees, actions or causes of action arising from or attributable to, whether directly or indirectly, any of the following:

(a) Debts and liabilities incurred by the selling Member in violation of this Agreement that were not taken into consideration by the accountants in the determination of the Purchase Price;

(b) Liabilities and obligations attributable to or arising from the breach or default by the selling Member or any of its Affiliates of its covenants or agreements herein contained, or contained in any other agreement with the Company or the buying Member (and relating to the Project) or the inaccuracy of any of the representations or warranties made by such entities pursuant hereto or such other agreement unless such liabilities or obligations were taken into consideration by the accountants in determining the Purchase Price; and

(c) Liabilities or obligations arising from the negligence of the selling Member or its Affiliates to the extent not covered by insurance, the gross negligence or willful misconduct of the selling Member or any of its Affiliates unless such liabilities or obligations were taken into consideration by the accountants in determining the Purchase Price.

7.07 Bonds and Guaranties. As a condition precedent to any purchase hereunder, the selling Member and its Affiliates must be released from monetary liability under any repayment guaranty given in connection with any Company financing or under any indemnity given a surety providing any bond for the Project.

7.08 Activities Prior to Closing. From and after the time that the Electing Member delivers the Election Notice or the Offeror Member serves a Buy/Sell Notice to the date of closing of a purchase pursuant to this ARTICLE VII, the Members shall continue to have all rights and obligations as are set forth in this Agreement as if the election to proceed under this ARTICLE VII had not occurred; provided, however, that (a) to the extent that either Member funds any monies to the Company, such amounts, together with any Preferred Return accruing thereon, shall be added to the amounts which would be distributed to such Member under the accountant’s Purchase Price Notice, and (b) if IHP or its nominee is to be the buyer pursuant to this ARTICLE VII, then IHP shall have the right to designate a Replacement Manager.

ARTICLE VIII

DISSOLUTION OF THE COMPANY

8.01 Events of Dissolution. Upon a Member’s retirement, removal, resignation or withdrawal from the Company, or the admission of a new Member to the Company, or the occurrence of an Event of Bankruptcy with respect to either Member, the Company shall dissolve unless within ninety (90) days of any such event, the other Member elects to continue the Company. The Company shall, however, be dissolved upon the first to occur of the following events:

(a) Non-Defaulting Member’s Election. The election by a non-defaulting Member in the event that all of the assets of the Company have not been sold on or before January 1, 2010.

(b) Liquidation of Assets. The sale of all or substantially all of the assets of the Company unless such sale or other disposition involves any deferred payment of the consideration for such sale or disposition, whereupon the Company shall not dissolve until the last day of the calendar month during which the Company shall receive the balance of such deferred payment.

(c) Contributing Member’s Election. The election of the Contributing Member to terminate the Company if its Priority Loan or Deficit Loan has not been timely repaid.

(d) Non-Defaulting or Electing Member’s Election. The election by the Electing Member following the occurrence of a Call Event or by the non-defaulting Member following the occurrence of an Event of Default.

8.02 Effect of Dissolution. Upon dissolution of the Company by reason of the occurrence of any of the events described in Section 8.01 or by operation of law, the Company shall not terminate but shall continue solely for the purposes of (a) liquidating all of the assets owned by the Company (until all such assets have been sold or liquidated) and (b) collecting the proceeds from such sales and all receivables of the Company. Upon such dissolution, the Company shall engage in no further business thereafter other than that necessary to cause the Project to be operated on an interim basis and for the Company to collect its receivables, liquidate its assets and pay or discharge its liabilities.

8.03 Liquidation of Assets. All of the assets, if any, other than cash, shall be offered (either as an entirety or on an asset-by-asset basis) promptly for sale by the Liquidating Trustee on behalf of the Company upon the best terms available in the open market. For purposes of this Agreement, the “Liquidating Trustee” shall be the Managing Member; provided, however, if (a) a Replacement Event occurs with respect to the Managing Member, or (b) IHP elects to dissolve the Company as provided in Section 8.01, then IHP or its designee shall be the Liquidating Trustee. Each Member, provided it shall not be in breach of any of its obligations hereunder (nor would be in breach but for the requirements of notice or the passage of time or both), shall be entitled to negotiate or bid for the purchase of any or all of the assets being offered for sale. The gross sales proceeds and all other cash shall be applied and distributed in accordance with Section 8.04.

8.04 Distributions Upon Liquidation. Upon the liquidation of the Company caused by other than the termination of the Company under Section 708(b)(1)(B) of the Code, the Liquidating Trustee shall proceed with winding up of the affairs of the Company in accordance with the provisions of this ARTICLE VIII. During such winding up process, the Net Profits, Net Losses and Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. The proceeds from the sale of the Company’s assets, to the extent available, shall be applied and distributed by the Company in the following order:

(a) Payment of Debts. To the payment of all known debts and liabilities of the Company, including debts to any Members who are creditors of the Company;

(b) Establishment of Reserves. In addition to the Warranty Reserve previously funded, to the establishment of the following reserves:

(i) A reserve to pay for the projected costs and expenses of maintaining the Company’s existence for a period of ten (10) years following the sale of the last Unit in the Project (the “Close-Out Period”) including annual franchise fees, annual renewal fees for domestic representation, anticipated accounting costs for preparation of the Company’s annual tax returns and filing fees as well as the costs of completing the liquidation and winding-up of the Company at the expiration of the Close-Out Period including filing and publication costs and fees.

(ii) In the event the Company has not previously purchased insurance coverage for the duration of the Close-Out Period, a reserve to pay for the projected cost of annual insurance premiums to maintain the Company’s insurance during the Close-Out Period. The Members intend that the proceeds of such insurance and the indemnity from Developer provided in Section 9.02(a) will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten (10) years (or such longer period as may be required under any other applicable statute of limitation) after the date of dissolution.

(iii) A reserve to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company to the extent said items have not been satisfied under Section 8.04(a) above.

(iv) A reserve as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party.

(c) Balance. To the Members in the order of priority set forth in ARTICLE III. The Members believe and intend that the effect of making any and all liquidating distributions in accordance with this provision will result in each Member receiving liquidating distributions equal to the amount of Cash Flow each such Member would have received if liquidating distributions were instead distributed in accordance with the positive balance standing in each such Member’s Capital Account. If the immediately preceding sentence is for any reason inaccurate, then the Members, upon the advice of tax counsel to the Company, are hereby authorized to make such revisions to the provisions of Exhibit “C” and/or to file such amended tax returns for the Company as may be reasonably necessary to cause such allocations to be in compliance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

8.05 Completion of Winding-Up. The Liquidating Trustee shall maintain the Company in existence for the duration of the Close-Out Period and utilize the reserves established under Section 8.04(b) to pay all costs and expenses of the Company during the Close-Out Period. From time to time during the Close-Out Period upon IHP’s request, the Liquidating Trustee shall provide reports to the Members detailing for each Member the status of such reserves and what, if any, claims have been made against the Company or the Project. Except as otherwise provided by law or under this Agreement, in no event shall either Member be required to fund any additional sums to the Company should such reserves prove to be inadequate. Notwithstanding the foregoing, upon the request of either Member, the Members shall meet and confer to consider an earlier completion of the winding-up process which may be accelerated with the prior written consent of both Members. Upon expiration of the Close-Out Period, provided the Company does not then have any known, unsatisfied claims against it, the Liquidating Trustee shall proceed to complete the dissolution and winding-up of the Company in accordance with applicable law.

8.06 No Capital Account Restoration; Economic Shortfall and Loss Sharing. Upon the liquidation of the Company or any Membership Interest therein (which for purposes of this Section 8.06 shall also include a sale of a Membership Interest following the occurrence of a Call Event or a Buy/Sell Event as provided in this Agreement), neither Member shall be obligated to restore any negative balance as may then exist in its Capital Account; provided, however, to the extent a negative balance then exists in any Member’s Capital Account, income shall be allocated to such Member to the extent necessary to restore its Capital Account to zero (0). Notwithstanding the foregoing, if upon liquidation of the Company or a Membership Interest therein (or a Purchase Price calculation based upon a hypothetical sale of the Company’s assets for the Appraised Value or the Buy/Sell Value), Cash Flow distributions to the Members have not been sufficient to repay each Member its entire Preferred Return and Unrecovered Capital Account (collectively, the “Economic Shortfall”), the Members shall share in such Economic Shortfall (a “Member’s Share of Loss”) calculated in accordance with the following priorities:

(a) First, Developer shall suffer the portion of the Economic Shortfall equal to the aggregate amount of its Preferred Returns, whether paid or unpaid.

(b) Next, Developer shall suffer an additional Economic Shortfall amount equal to the sum of any calls for Excess Additional Capital (without regard to whether such calls were met or contributed by Developer).

(c) Next, Developer shall suffer an additional Economic Shortfall amount equal to the sum of Developer’s Initial Capital and Developer’s share of any calls for Additional Capital (exclusive of amounts contributed by Developer as Excess Additional Capital) pursuant to Section 2.02(c) (without regard to whether such calls were met or contributed by Developer).

(d) Next, IHP shall suffer an Economic Shortfall amount equal to the sum of Developer’s Economic Shortfall in Sections 8.06(a) and (c) above.

(e) Thereafter, fifty percent (50%) to Developer and fifty percent (50%) to IHP.

Each Member shall receive a credit against such Member’s Share of Loss in an amount equal to such Member’s accrued and unpaid Preferred Returns and the positive balance of its Unrecovered Capital Account. If, after applying such credit, it is determined that either Member has failed to bear such Member’s Share of Loss, the balance owed by such Member shall be funded by such Member to the Company concurrently with the earlier of thirty (30) days following the sale of the last Unit in the Project or the liquidation of a Membership Interest herein and shall immediately be distributed to the Member entitled thereto by the Company. Notwithstanding Exhibit “C” to the contrary, in the event of a contribution by Developer pursuant to this Section 8.06, such contribution shall be credited to Developer’s Capital Account when funded, the payment to IHP shall be considered a guaranteed payment by the Company to IHP within the meaning of Section 707(c) of the Code (to the extent such contribution exceeds the negative balance, if any, in Developer’s Capital Account), and any corresponding deduction for such guaranteed payment shall be charged to Developer. Nothing contained in this Section 8.06 is intended to limit or impair either Member’s obligations and liabilities with respect to the other covenants, warranties and indemnities contained in this Agreement, including without limitation its obligations under Section 2.02(c) of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.01 Limitation on Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company; provided, however, nothing in this Section 9.01 shall limit the liability of any Member to the other Member as provided in this Agreement or under the Act. Except as otherwise provided herein, no Member or its Affiliates shall be liable to the Company or to any other Member for any losses, costs, obligations, claims, expenses, damages or liabilities (including attorneys’ fees and costs) arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Company’s business or affairs, except to the extent any such loss, cost, obligation, claim, damage, expense or liability attributable, in whole or in part, to such Member’s or its Affiliate’s (a) negligence to the extent not covered by insurance, (b) gross negligence or willful misconduct, or (c) breach of its obligations under this Agreement or under any agreement between such Member or its Affiliate with the Company.

9.02 Indemnification by Members.

(a) Developer has disclosed to IHP those liabilities identified on Exhibit “L” and IHP consents to the assumption of such liabilities by the Company. Except for such liabilities, the Company shall not be liable for any other obligations incurred by Developer or any of its Affiliates prior to the formation of the Company. To the fullest extent permitted by law, except to the extent any of the following arises from the sole negligence or willful misconduct of IHP or agents, servants or independent contractors who are directly responsible to IHP, Developer hereby agrees to protect, indemnify, defend with counsel satisfactory to IHP, and hold harmless the Company, IHP, its Affiliates and their respective partners, members, managers, employees, agents, trustees, beneficiaries, officers, directors, shareholders, divisions, subsidiaries and successors, from and against any and all losses, costs, obligations, claims, expenses, damages (excluding consequential damages unrelated to the Project), liabilities, attorneys’ fees and costs, expert and consultant costs, fines, judgments, penalties, debts, suits, actions and causes of action (including those arising out of bodily injury and/or personal injury to, or death of, persons) (collectively, “Liabilities”) caused by, arising out of or relating directly or indirectly to (i) any liability or obligation not expressly assumed by the Company as identified on Exhibit “L” incurred by Developer or any of its Affiliates prior to formation of the Company; (ii) the inaccuracy of any representation or warranty made by Developer or its Affiliates in this Agreement; (iii) the negligence or willful misconduct of Developer, its Affiliates and their respective officers, employees, directors, shareholders, constituent members, managers, partners, agents and representatives to the extent proceeds from insurance do not fully satisfy same; (iv) the Warranty Work (excluding any Warranty Work for Units in which construction commenced subsequent to the removal of Developer as Managing Member); (v) any claims for latent or patent defects in design, development or construction of the Project, including those claims for which the Company may be strictly liable, whether arising prior or subsequent to the acquisition of the Property by the Company and whether or not coverage is afforded by the Project insurance, (vi) any bonds posted by or on the behalf of the Company in connection with the Project and/or any claims on any such bonds from any surety providing such bonds; (vii) the breach by Developer of any of its obligations under this Agreement or at law or by any Affiliate of Developer under any agreement with the Company, or the occurrence of an Event of Default with respect to Developer or any of its Affiliates; and (viii) any claims, damages, liabilities, actions or causes of action relating to the Purchase Agreement and any documents or other instruments executed in connection with the Purchase Agreement, which arise prior to the assignment of the Purchase Agreement to the Company.

(b) Subject to the limitations of Section 12.20 hereof, and except to the extent of any Liabilities arising from the sole negligence or willful misconduct of Developer or agents, servants or independent contractors who are directly responsible to Developer, IHP hereby agrees to indemnify, defend with counsel satisfactory to Developer, and hold harmless the Company, Developer, its respective partners, members, managers, employees, agents, trustees, beneficiaries, officers, directors and shareholders, from and against any and all Liabilities caused by, arising out of or relating directly or indirectly to (i) the gross negligence or willful misconduct of IHP, its Affiliates, and their respective officers, employees, directors, shareholders, constituent members, managers, partners, agents, and representatives to the extent proceeds from insurance do not fully satisfy same, and (ii) the breach or default by IHP of any of its obligations under this Agreement or at law, or the occurrence of an Event of Default with respect to IHP.

9.03 Indemnification of Members by the Company.

(a) The Company does hereby indemnify, defend with counsel satisfactory to the Members, protect and hold harmless each Member, its shareholders, directors, officers, constituent partners, members, managers, agents and employees (an “Indemnified Party”) from and against any and all Liabilities suffered by such Indemnified Party by reason of anything that such Indemnified Party may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of the interests of the Company; provided, however, that the Company shall not be required to indemnify and shall not be deemed to have indemnified such Indemnified Party from any Liabilities which such Indemnified Party may suffer as a result of the negligence of the Indemnified Party not covered by insurance, the gross negligence or willful misconduct of the Indemnified Party in performing or in failing to perform its duties hereunder or taking any action beyond the authority of that Indemnified Party hereunder or with respect to anything that such Indemnified Party may do or refrain from doing with respect to the ownership, management or control of any of its own affairs or assets (including its Membership Interest in the Company) as distinct from the affairs and assets of the Company; provided, further, that this indemnity is not intended to indemnify Seller with respect to the Purchase Agreement. If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as are incurred in connection therewith, provided that (i) the Company shall exercise exclusive control over the conduct of such action or proceeding and decisions as to settlement thereof, and (ii) such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it, together with interest thereon from the date of reimbursement to the date of repayment at the lesser of fifteen percent (15%) per annum or the maximum rate then allowed by law for such indemnities, if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation.

(b) The provisions of this Section 9.03 shall survive until such time as all claims or suits arising out of the indemnified matters are barred by the applicable statute of limitations; provided that the obligations of the Company under this Section 9.03 shall be satisfied solely out of Company assets.

(c) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 9.03 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of the other Member, its Affiliates and their respective partners, members, managers, shareholders, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

ARTICLE X

ACCOUNTING

10.01 Books and Records. The Managing Member shall cause to be maintained full and correct books and financial records of the Company. The Company financial records and accounts shall be kept in such a manner as to clearly show a true, accurate separate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year. For financial and income tax reporting purposes, the Company shall elect the accrual basis of accounting. The Company accounts shall be audited each year that the Company is in existence by a firm of auditors approved by IHP.

10.02 Location and Availability of Records. All books and records of the Company shall be kept and maintained at the principal office of the Company or such other place as may be agreed upon by the Members, and shall during regular business hours, be available for inspection, duplication and audit by each Member, and its designated representatives, including attorneys, auditors and accountants.

10.03 Reports. The Managing Member shall provide periodic Project reports to IHP, the form and content of which shall be in accordance with Exhibit “M” and as determined from time to time by IHP. The timely receipt of such reports is of critical importance to IHP as it is the primary means for IHP to monitor Project performance and IHP utilizes the information therein in preparing reports required of IHP to be provided to its investors. In the event the Managing Member fails to timely deliver the reports required herein, in addition to its other rights and remedies herein, IHP shall have the right, but not the obligation, to cause the Company to withhold further distributions of any fees payable to Developer, without interest, until such reports are delivered. The reports initially required shall be as follows:

(a) Weekly Reports. From and after the date that the Units are released for sale, on each Monday prior to 12:00 p.m. noon (or Tuesday if Monday is a holiday), the Managing Member shall send by facsimile a weekly Sales and Inventory Report and a weekly Sales and Traffic Summary.

(b) Monthly Reports. Within twenty (20) days after the end of each calendar month, the Managing Member shall provide IHP with an unaudited monthly report containing information as hereinafter described:

(i) A statement of financial position and a statement of operations for the Company, a statement of each Member’s Capital Account and Unrecovered Capital Account and a schedule of accrued and unpaid Preferred Returns due each Member.

(ii) A summary of closed escrows summarizing information provided to IHP on the certified closing statements, to date.

(iii) An escrow status report describing the nature of any contingencies applying to Units in escrow.

(c) Quarterly Reports. Within thirty (30) days after the end of each calendar quarter, the Managing Member will provide the information outlined above in Sections 10.03(b)(ii) and 10.03(b)(iii), and an unaudited quarterly report containing the following information:

(i) Responsible contractor report;

(ii) A report detailing variances from the Approved Project Budget together with an explanation of the reason for all increases or decreases in excess of one percent (1%) by line item as shown in the Approved Project Budget;

(iii) A construction status report showing the critical dates for the development of each Phase;

(iv) A summary comparing projected construction starts and closings on an actual and forecast basis;

(v) A comparison of Unit sales prices including a description of material price changes for Units or concessions granted to buyers in excess of those shown in the Approved Project Budget; and

(vi) A report specifying the balance of the Warranty Reserve Account, itemizing any and all costs paid to date for Warranty Work, and specifying the amount and date of any reimbursements made to Developer from the Warranty Reserve Account.

(d) Annual Reports.

(i) Within forty-five (45) days after the end of each Fiscal Year and/or the final reporting period of the Company, the Managing Member shall furnish IHP for its review and approval with draft financial statements of the Company prepared in accordance with generally accepted accounting principles, consistently applied. Within sixty (60) days after the end of each Fiscal Year, the Managing Member shall furnish IHP with financial statements, including without limitation, Company and Project income and expense statements, certified as to their accuracy by Ernst & Young or other auditors approved by IHP, which shall contain a balance sheet as of the end of the Fiscal Year, statements of profit and loss, changes in the Capital Accounts and a statement of cash flows for the Fiscal Year then ended. The cost of the audit shall be an expense of the Company; provided however, if the Managing Member fails to timely submit information required by the auditors to enable them to prepare and deliver the audit by March 1 of each year, the cost of the audit shall be borne exclusively by the Managing Member.

(ii) In addition to the report required in Section 10.03(d)(i) above, the Managing Member, within sixty (60) days after the close of the final escrow, will provide to IHP a report verifying total Project Costs prepared by an accounting firm approved by IHP. The cost of such report will be a Company expense.

(e) Tax Returns. Within sixty (60) days after the end of each Fiscal Year or the final reporting period of the Company, the Managing Member shall cause its accountants approved by IHP to prepare all income and other tax returns of the Company including Company K-1 statements for each Member of the Company and submit such returns to IHP for its approval and, when approved by IHP, cause the same to be filed in a timely manner. The Managing Member shall not file on behalf of the Company any federal or state income tax or information returns, elections or choices of methods of reporting income or loss for federal or state income tax purposes without the prior written consent of IHP. The Managing Member shall furnish to IHP a copy of each such return as soon as they have been filed, together with any schedules or other information which any Member may require in connection with its tax affairs. Each of the Members shall, in its respective income tax return and other statements filed with the Internal Revenue Service or other taxing authority, report taxable income in accordance with the Company K-1 statements provided to the Members under this Agreement. Managing Member shall consult with IHP and its accountants, from time to time as requested by IHP, to discuss tax planning for the Company.

(f) Financial Statements. Developer has provided IHP with true and accurate financial statements of Developer for the period ending June 30, 2004. Developer shall provide IHP with updated financial statements for Developer quarterly during each year of the Company on March 31, May 15, August 15 and November 15 of each such year, with the first such statement due November 15, 2004. Each such financial statement shall disclose and/or footnote, in sufficient detail, all items of income, gain, loss (contingent or otherwise) and changes in financial position (including without limitation any contingent liabilities) from the financial statements previously provided.

(g) Certified Closing Statements. Upon the close of the sale of each Unit, the Managing Member shall provide IHP with a certified closing statement detailing all terms and disbursements attributable to each such Unit sale, which shall include, but not be limited to, a certified escrow statement and description of any other terms of the transaction.

(h) Insurance Reports. The Managing Member shall prepare and deliver to IHP insurance reports, in form approved by IHP, as IHP may request from time to time. The insurance reports shall, without limitation, document compliance by the trade contractors, design professionals and consultants with all insurance requirements applicable to such parties, including, without limitation, evidence reflecting receipt by the Managing Member of complying certificates of insurance and additional insured endorsements from such parties.

(i) Other Reports. The Managing Member shall also prepare and deliver to IHP such other reports, in form approved by IHP, as IHP may request from time to time including, without limitation, a narrative report providing a summary of the Project including significant changes from the Approved Project Budget.

ARTICLE XI

TRANSFER OF MEMBERSHIP INTERESTS AND PARTITION

11.01 Restriction on Transfer. Except for, the purchase of a Membership Interest pursuant to this Agreement or an adjustment in Percentage Interests as herein provided, Developer shall not (directly, indirectly, voluntarily, involuntarily or by operation of law) sell, assign, mortgage, encumber, grant a security interest in, dispose of or hypothecate (hereinafter “transfer”) all or any portion of its Membership Interest, or withdraw or retire from the Company, without the prior written consent of IHP, which consent may be withheld in IHP’s discretion. Developer acknowledges and understands that IHP has entered into this Company in reliance upon the identity and control of Developer, its expertise and reputation in the home building industry, its financial strength and its ability to perform its obligations hereunder. Any change in the management, ownership, operation or control of Developer is of extreme importance to IHP. Developer hereby acknowledges and agrees that IHP shall not be required to accept performance under this Agreement from any person other than Developer including (a) Developer, should it become a debtor in possession under 11 U.S.C. Sections 101 et. seq. of the Bankruptcy Code, or (b) any trustee of Developer appointed under 11 U.S.C. Sections 101 et. seq. of the Bankruptcy Code or any assignee of any such trustee of Developer. Any attempted transfer, withdrawal or retirement not permitted under this Agreement shall be void. For purposes of this ARTICLE XI, a transfer or further issuance of any of the shares of stock of Developer shall constitute a transfer of Developer’s Membership interest.

11.02 Partition. No Member shall, either directly or indirectly, take any action to require partition of the Project or any other assets or properties of the Company pursuant to applicable law, nor shall any Member make application or commence a proceeding for a partition or sale thereof and, upon any breach of the provisions of this Section 11.02 by any Member, the other Member (in addition to all rights and remedies afforded by law or in equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding.

11.03 Admission of Substituted Member. If a Member transfers its Membership Interest in accordance with this ARTICLE XI, and such purchaser is designated by the conveying Member as a substituted Member, such assignee shall be entitled to be admitted to the Company as a substituted Member, and this Agreement shall be amended to reflect such admission, provided that the following conditions are complied with:

(a) Form of Assignment. The non-conveying Member shall approve the form and content of the instrument of assignment.

(b) Other Documents. The conveying Member and assignee or assignees named therein executes and acknowledges such other instrument or instruments as the non- conveying Member may reasonably deem necessary to effectuate such admission.

(c) Acceptance of Agreement. The assignee or assignees in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended.

(d) Payment of Costs. The conveying Member pays, as the non-conveying Member may reasonably determine, all reasonable expenses connected with such admission, including legal fees and costs.

(e) Amendment of Certificate. If required, an amendment to the Certificate of Formation of the Company is filed and recorded, as appropriate.

11.04 Compliance. Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Member shall transfer or otherwise deal with any Membership Interest in a way that would cause a default under any material agreement to which the Company is a party or by which it is bound.

11.05 Transferor Remains Liable. If Developer transfers its Membership Interest pursuant to this ARTICLE XI, Developer shall remain liable for its obligations hereunder and any subsequent obligations of its transferee named in accordance with the terms of this Agreement notwithstanding any such transfer unless IHP expressly releases, in writing, such transferor from such obligations.

11.06 Restrictions on Assignees. An assignee of a Membership Interest, or portion thereof, who does not become a substituted Member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement.

11.07 IHP Assignment of Membership Interest and/or Rights to Distributions. Notwithstanding anything to the contrary contained in the foregoing, Developer acknowledges and agrees that MP shall have the absolute right, at any time and without the need for consent of Developer, to assign its Membership Interest and/or its rights to distributions from the Company, either absolutely or collaterally as security for a loan or loans made to IHP. The lender exercising its remedies pursuant to any such assignment shall be entitled to become automatically admitted to the Company as a substituted Member without further compliance with the provisions of Section 11.03 or any other further action, except as may be required by law. Upon request of IHP, Developer shall consent, in writing, to any such assignment and shall provide such written consent and estoppel statement as may be reasonably requested by the assignee or lender(s) providing such financing to IHP. Upon request, Developer shall cause distributions otherwise payable from the Unit sale escrows to he paid as directed by IHP and the lender providing any such financing to IHP.

ARTICLE XII

MISCELLANEOUS

12.01 Integration/Amendment. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, understandings and agreements with respect thereto. No alterations, modification or interpretation hereof shall be binding unless in writing and-signed by the Members.

12.02 Attorneys’ Fees. If any proceeding (including without limitation any appellate or bankruptcy court proceeding) is brought by one Member against the other to enforce, interpret, or for the breach of any of the provisions in this Agreement, the prevailing Member shall be entitled in such proceeding to recover its reasonable attorneys’ fees together with the costs of such proceeding therein incurred in addition to such other relief as may be granted.

12.03 Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested, or delivered by Express Mail of the U.S. Postal Service or Federal Express or any other courier service guaranteeing overnight delivery, charges prepaid, or may be transmitted by facsimile and addressed:

In the case of IHP:	c/o IHP Capital Partners
19800 MacArthur Boulevard, Suite 700
Irvine, California 92612
Attention: Douglas C. Neff
	Telephone:	(949) 655-7003
	Facsimile:	(949) 851-8284

With a copy to:	IHP Capital Partners
19800 MacArthur Boulevard, Suite 700
Irvine, California 92612
Attention: General Counsel.
	Telephone:	(949) 655-7009
	Facsimile:	(949) 655-9038

In the case of Developer:	William Lyon Homes, Inc.
4490 Von Karman Avenue
Newport Beach, California 92660
Attention: Richard S. Robinson
	Telephone:	(949) 476-5226
	Facsimile:	(949) 476-2178

With a copy to:	Irell & Marietta LLP
840 Newport Center Drive, Suite 400
Newport Beach, California 92660
Attention: John M. Nakashima, Esq.
	Telephone:	(949) 760-5255
	Facsimile:	(949) 760-5200

or such other address as shall, from time to time, be supplied in writing by any party to the others. If any notice or other document is sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as above provided, the same shall be deemed served or delivered within forty-eight (48) hours after deposit in the United States mail. Notices delivered by overnight service shall be deemed to have been given twenty-four (24) hours after delivery of the same, charges prepaid, to the U.S. postal service or private courier. If any notice is sent by facsimile transmission the same shall be deemed served or delivered within twenty-four (24) hours after confirmation of the transmission thereof. Any notice or other document sent or delivered in any other manner shall be effective only if and when received.

12.04 Execution of Other Documents. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as any party hereto reasonably requests from time to time in order to effectuate the provisions and purposes hereof.

12.05 Brokers. The Members warrant and represent, respectively, that they have not dealt with any person, firm or corporation who is or may be entitled to a brokerage commission, finder’s fee or other like payment from the Company or any of the Members on account of the negotiation or consummation of this Agreement, the creation of the Company or the acquisition of any of the property of the Company and each of the Members does hereby indemnify, defend, protect and agree to hold harmless the other from and against any and all loss, cost, liability or expense (including reasonable attorneys’ fees) should its warranty and representation contained herein be false or prove inaccurate.

12.06 Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by the other in the performance by the other of the obligations of such Member hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member hereunder. Failure on the part of any Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

12.07 Equitable Remedies. Each Member shall, in addition to all other rights provided herein or as may be provided by law, be entitled to all equitable remedies including those of specific performance and injunction, to enforce its rights hereunder.

12.08 Captions, Gender. The headings of the Articles and Sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, and the masculine gender shall include the feminine and neuter genders and the singular shall include the plural and vice versa.

12.09 Benefits and Obligations. The representations, covenants and agreements herein contained shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Any person succeeding to the Membership Interest of a Member shall succeed to all of such Member’s rights, interests and obligations hereunder, subject to and with the benefit of all terms and conditions of this Agreement, including the restrictive conditions contained herein.

12.10 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

12.11 Applicable Law. This Agreement and the rights and obligations of the Members hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware; provided, however, issues concerning title to the Property shall be governed by the laws of the state where the Property is located. The parties further agree that venue shall be proper in the Superior Court or federal district court for Orange County, California, in the event of any litigation between the parties with respect to this Agreement. In connection thereto, the parties hereby waive any claim of proper venue in any other jurisdiction and any objection to venue as described herein, and personally and unconditionally submit to the jurisdiction of the Superior Court or federal district court for Orange County, California.

12.12 No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness or any other Person, it being the intention of the Members that there shall be no third party beneficiaries of the obligations of the Members in this Agreement.

12.13 Exhibits. Each of the Exhibits attached hereto is hereby incorporated herein and made a part hereof for all purposes, and references herein thereto shall be deemed to include this reference and incorporation.

12.14 Estoppels. Each Member shall, upon not less than fifteen (15) days written notice from the other Member, execute and deliver to such other Member a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Member’s knowledge, any uncured defaults on the part of the other Member, specifying such defaults if any are claimed. Any such statement may be relied upon by the requesting Member and any third parties.

12.15 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and supplements hereto unless the context shall clearly indicate or require otherwise. The word “including” means “including, without limitation.”

12.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document.

12.17 Time. Time is of the essence with respect to each provision herein setting forth a time for any performance.

12.18 Investment Representations. Each Member, by executing and delivering a copy of this Agreement, hereby represents and warrants to and covenants with each other Member and the Company as follows:

(a) Acquisition for Own Account. The Membership Interest is being acquired for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof. In that connection, the Member recognizes and understands that the Membership Interest being purchased and sold hereunder has not been registered under the Securities Act nor qualified under any applicable securities laws, as amended, by reason of the fact that the contemplated transaction constitutes a private offering within the meaning of Section 4(2) of the Securities Act and Regulation D, promulgated thereunder, and is exempt from qualification pursuant to applicable State securities laws.

(b) Use of Counsel. Each Member has been fully advised of the facts respecting the formation of the Company and has been given the opportunity to consult its legal counsel with respect to the Company. Each Member hereby agrees that the offer and sale of the Membership Interest to it does not involve any public offering of such Membership Interest.

12.19 Nondiscrimination. During the term of this Agreement, neither Developer nor any of its Affiliates, employees or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. Developer and its Affiliates, employees and agents shall assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination. Developer and its Affiliates, employees and agents shall comply with the provisions of the California Fair Employment and Housing Act (Section 12900 et. seq. of the California Government Code) and the applicable regulations promulgated thereunder (California Administrative Code, Title 2, Section 7286.0 et. seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990, set forth in Chapter 5 of Division 4 of Title 2 of the California Administrative Code are incorporated herein by this reference and are made a part hereof as if set forth herein in full. Developer and its Affiliates, employees and agents shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement. Developer shall include the foregoing nondiscrimination compliance provisions in all contracts to perform work or provide services under this Agreement. During the term of this Agreement, Developer, its Affiliates, employees and agents shall conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated therein.

12.20 Exculpation and Waiver. Developer acknowledges that the System is a limited partner in IHP. Notwithstanding any other term or provision of this Agreement, System’s liability hereunder is solely that of a limited partner in IHP and no personal or direct liability shall at any time be asserted or enforceable against System, its Board, any member thereof, or any employee or agent of System on account of or arising out of any obligations arising out of or related to this Agreement. Developer agrees that it shall look solely to the Membership Interest of IHP under this Agreement for the enforcement of any claims against IHP arising hereunder or related hereto, and waives any claim against the partners of IHP including the System, irrespective of the compliance or noncompliance now or in the future with any requirements relating to the limitation of liability of limited partners.

12.21 Responsible Contractor Policy and Guidelines. Attached hereto as Exhibit “N” are the Responsible Contractor Policy and Guidelines adopted by the System. Developer agrees to comply and require all parties contracting with the Company to comply with the goals and requirements of such Policy and Guidelines.

12.22 Hazardous Material.

(a) Definition of Hazardous Material. For purposes of this Agreement, “Hazardous Material” means any chemical substance:

(i) the presence of which requires investigation or remediation under any applicable federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

(ii) which is or becomes defined as a “hazardous waste” or “hazardous substance” under any applicable federal, state or local statute, regulation or ordinance or amendments thereto including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.); or

(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of California or any political subdivision thereof; or

(iv) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or

(v) the presence of which on adjacent properties could constitute a trespass by the Company; or

(vi) which contains gasoline, diesel fuel or other petroleum hydrocarbon; or

(vii) which contains polychlorinated biphenyls (PCBs), or urea formaldehyde foam insulation.

(b) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including:

(i) all requirements, including those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of “Hazardous Materials,” chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature; and

(ii) all requirements pertaining to the protection of the health and safety of employees or the public.

(c) IHP’s Rights. If IHP becomes aware of any Hazardous Material on, under or near the Property, whether or not a claim is asserted against IHP, IHP, in its discretion, shall have the right, but not the obligation, to take such action as IHP shall deem necessary (a) to protect the health and safety of individuals that may be on or near the Property and the value of the Property, and (b) to minimize the probability or extent of liability to IHP, including complying with the Environmental Requirements.

12.23 Confidentiality.

(a) Each Member hereby acknowledges and agrees that during the term of this Agreement and in the course of the discharge of such Member’s duties hereunder, such Member and its partners, shareholders, members, managers, directors, officers, affiliates, employees and agents (collectively, “Parties”) may have access to, either directly or indirectly, orally or in writing, matters affecting or relating to the business, trade secrets and proprietary information of the other Member’s Parties, including, without limitation, market attractiveness studies, output from IHP’s proprietary Market Attractiveness System, market analysis, contracts, files, computer software programs and spreadsheets, marketing strategies, operational procedures, financial information, pricing and bid information, marketing tools, research and development strategies, pending projects, and proposals and other information that is owned by or regularly used in the operation of the business of any and all of the other Member’s Parties (collectively, “Confidential Information”).

(b) Developer, on behalf of itself and its related Parties, agrees to maintain the terms and provisions of this Agreement in confidence and not to disclose the terms or provisions hereof except as may be required to perform its duties and obligations hereunder or as may be required under applicable law. In addition, each Member, on behalf of itself and its related Parties, hereby agrees that (i) none of such Member’s Parties shall disclose any such Confidential Information of the other Member’s Parties, directly or indirectly, to any other Person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of such Member’s duties with respect to the Company, (ii) all Confidential Information of the other Member’s Parties shall remain exclusively the property of the other Member’s Parties, (iii) all Confidential Information of the other Member’s Parties is agreed to be valuable, special and unique assets of the other Member’s Parties, (iv) upon a Call Event or Replacement Event with respect to a Member or upon the dissolution of the Company or upon a Member’s transfer of its Membership Interest in the Company, such Member shall return to the other Member any and all such Confidential Information of the other Member’s Parties, and such Member shall neither make nor allow to be made or retained by any Person any copies, duplicates, abstracts, summaries or other compilation or recordation of any such Confidential Information of the other Member’s Parties, (v) such Member shall protect, defend (with counsel satisfactory to the other Member), indemnify and hold the other Member and its Parties free and harmless from and against any and all liability, loss, cost, damage or expense (including without limitation, attorneys’ fees and expenses) arising out of or relating in any manner whatsoever to any breach or alleged breach of any of such Member’s Parties under this Section 12.23, and (vi) the obligations of such Member under this Section 12.23 shall survive the dissolution of the Company and/or the transfer of such Member’s Membership Interest in the Company.

12.24 Standard for Consent. Whenever the determination, consent or approval of either Member is permitted or required herein, except in instances where this Agreement provides that such determination, consent or approval may be made or withheld in the “discretion” of such Member, such determination, consent or approval shall not be unreasonably made, withheld or delayed. Whenever the determination, consent or approval of either Member is permitted or required herein and this Agreement provides that such determination, consent or approval may be made or withheld in such Member’s “discretion,” such determination, consent or approval may be made or withheld in the sole and absolute discretion of such Member.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first above written.

“Developer”	WILLIAM LYON HOMES, INC. a California corporation

	By:	/s/ Richard S. Robinson
Richard S. Robinson
Senior Vice President

	By:	/s/ W. Douglass Harris
W. Douglass Harriss
Vice President

“IHP”	IHP INVESTMENT FUND III, L.P. a California limited partnership

	By:	Institutional Housing Partners III L.P., a California limited partnership, Its general partner

		By:	IHP Capital Partners, a California corporation, Its General Partner

			By:	/s/ Donald S. Grant
Donald S. Grant
Executive Vice President

			By:	/s/ Saul B. Pinto
Saul B. Pinto
Senior Vice President